Exhibit 10.1

CREDIT AGREEMENT

dated April 8, 2004

among

AXSYS TECHNOLOGIES, INC.,

as Borrower,

THE SUBSIDIARY GUARANTORS PARTY HERETO

as Subsidiary Guarantors,

and

FLEET NATIONAL BANK

i

ii

List of Schedules and Exhibits

iii

CREDIT AGREEMENT

Credit Agreement dated and effective as of April 8, 2004 among AXSYS TECHNOLOGIES, INC., a Delaware corporation with its chief executive office and principal place of business located at 175 Capital Boulevard, Suite 103, Rocky Hill, Connecticut 06067 (the “Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used by not defined herein having the meaning given to it in Article I) and FLEET NATIONAL BANK, a national banking institution having an office at 777 Main Street, Hartford, Connecticut 06115 (the “Bank”).

PREAMBLE

WHEREAS, Borrower, Bifocal Acquisition Corp., a Massachusetts corporation and wholly-owned Subsidiary of Borrower (“BAC”), Telic Optics, Inc., a Massachusetts corporation (“Telic”), and the shareholders of Telic named therein have entered into an Agreement and Plan of Merger, dated as of April 5, 2004 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which BAC will be merged with and into Telic (the “Merger”), with Telic being the survivor of such Merger and a wholly-owned subsidiary of Borrower; and

WHEREAS, Borrower has requested Bank, and Bank has agreed, to (a) extend to Borrower a term loan in the principal amount of $5,000,000, the proceeds of which are to be used to finance of portion of the merger consideration under the Merger Agreement; and (b) extend to Borrower a revolving loan in the principal amount of up to $5,000,000, the proceeds of which are to be used by Borrower for working capital and general corporate purposes, including, but not limited to, the acquisition of Capital Assets.

NOW, THEREFORE, for the mutual considerations contained in this Agreement, Borrower, each Subsidiary Guarantor and Bank agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1                                   Certain Defined Terms.

As used herein, the following terms shall have the following meanings:

“Acquisition” shall mean an acquisition by Borrower of not less than a Controlling interest in the outstanding capital stock or other equity interests of any corporation, partnership, joint venture, a division of any corporation or any similar business unit (or of substantially all the assets and business of any of the foregoing) engaged in a Related Business.

“Additional Costs” shall have the meaning assigned in Section 4.2 hereof.

“Adjustment Date” means each date which is the first day of the first fiscal quarter of Borrower following Bank’s actual receipt of both of (a) the applicable quarterly Covenant Compliance Certificate under Section 7.1(a)(ii) hereof, and (b) either (i) Borrower’s quarterly consolidated and consolidating financial statements required under Section 7.1(a)(i) hereof for the quarterly and fiscal year-to-date periods ending on the last day of each of the first three (3) fiscal quarters of Borrower, or (ii) Borrower’s annual audited consolidated and consolidating financial statements required under Section 7.1(b), as applicable.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, the Person specified and shall include another Person who Controls twenty percent (20%) or more (on a fully diluted basis) of the voting securities or other equity interest of the Person specified.

“Agreement” shall mean this Credit Agreement, as the same may from time to time be amended, restated supplemented or otherwise modified.

“Applicable Margin” means, with respect to the determination of pre-default interest rates accruing from time to time on each outstanding LIBOR Loan:

(a)                                  for the period commencing on the date hereof and ending on the day immediately preceding the Initial Adjustment Date, 1.00% above the applicable LIBOR Rate.

(b)                                 for each period commencing on an Adjustment Date (including, but not limited to, the Initial Adjustment Date) and ending on the day immediately preceding the next Adjustment Date, the percentage rate set forth below opposite the level of Borrower’s consolidated financial performance as measured by the Consolidated Funded Debt-to-EBITDA Ratio as of the end of Borrower’s most recent fiscal quarter for the then ended Rolling Period (as determined on the basis of the financial statements required to be delivered in respect of such Adjustment Date):

Level	Consolidated Funded Debt-to-EBITDA Ratio	Applicable Margin for LIBOR Loans
1	< 1.25x	1.00%
2	> 1.25x, but < 1.75x	1.25%
3	> 1.75x	1.50%

By way of illustration, if Borrower’s Consolidated Funded Debt-to-EBITDA Ratio as of the last day of Borrower’s second fiscal quarter is 1.2 to 1.0, then, effective on the first day of the first fiscal quarter immediately following the date upon which Borrower’s quarterly Covenant Compliance Certificate and quarterly financial statements for its second fiscal quarter are received by Bank the Applicable Margin for all LIBOR Loans shall be adjusted (if not then the same) to 1.00%.

“Applicable Unused Line Fee Percentage” shall mean, with respect to the calculation of the Unused Line Fees due to the Bank pursuant to Section 3.6 hereof:

(a)                                  for the period commencing on the date hereof and ending on the day immediately preceding the Initial Adjustment Date, 0.20%; and

(b)                                 for each period commencing on an Adjustment Date (including, but not limited to, the Initial Adjustment Date) and ending on the day immediately preceding the next Adjustment Date, the percentage set forth below opposite Borrower’s applicable financial performance level as measured by Borrower’s Consolidated Funded Debt-to-EBITDA Ratio for the then ended Rolling Period (as determined on the basis of the financial statements required to be delivered in respect of such Adjustment Date):

Level	Consolidated Funded Debt-to-EBITDA Ratio	Applicable Unused Line Fee Percentage
1	< 1.25x	0.20%
2	> 1.25x, but < 1.75x	0.30%
3	> 1.75x	0.40%

By way of illustration, if Borrower’s Consolidated Funded Debt-to-EBITDA Ratio as of the last day of Borrower’s second fiscal quarter is 1.2 to 1.0, then, effective on the first day of the first fiscal quarter immediately following the date upon which Borrower’s quarterly Covenant Compliance Certificate and quarterly financial statements for its second fiscal quarter are received by Bank, the Applicable Unused Line Fee Percentage shall be adjusted (if not then the same) to 0.20%.

“Assignee” shall mean that term as defined in Section 12.8(a) hereof.

“Available Amount” shall mean with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions of drawing).

“BAC” shall mean Bifocal Acquisition Corp., a Massachusetts corporation and wholly-owned Subsidiary of Borrower.

“Bank” shall mean Fleet National Bank, together with its successors and assigns.

“Bank Swap Agreement” shall mean the Swap Agreement entered into between Borrower and Bank on or about the date hereof and all Confirmations relating thereto including, without limitation the Confirmation relating to the Term Loan.

“Borrower” shall mean Axsys Technologies, Inc., a Delaware corporation.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banks in the State of Connecticut or Commonwealth of Massachusetts are required or authorized by law to be closed; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in London and any day on which dealings in Dollar deposits are not carried on in the London interbank market.

“Capital Assets” shall mean assets that are depreciated or amortized on Borrower’s Consolidated balance sheet in accordance with GAAP.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) of Borrower and its Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant and equipment” or similar items reflected in the consolidated balance sheet of Borrower and its Subsidiaries for such period (including the amount of assets leased in connection with any Capital Lease); provided, however, that Capital Expenditures shall not include Capital Expenditures relating to the James Webb Space Telescope to the extent such Capital Expenditures are actually funded by a Governmental Authority or a prime contractor of a Governmental Authority.

“Capital Leases” shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of assets that in accordance with GAAP are required or permitted to be depreciated or amortized on the consolidated balance sheet of Borrower and its Subsidiaries.

“Code” shall mean that term as defined in Section 5.1(n)(i) hereto.

“Commitment Fee” shall mean that term as defined in Section 3.7 hereof.

“Companies” shall mean that term as defined in Section 5.1(n)(i) hereof.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Maturity of Long-Term Debt” shall mean the aggregate of all Indebtedness for borrowed money (including outstanding Indebtedness under the Loans), Indebtedness under Capital Leases and contingent Indebtedness under undrawn letters of credit of Borrower and its Subsidiaries paid or payable during the applicable period.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBIT” shall mean, for any period, Consolidated Net Income for such period, adjusted by adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter documents and all agreements, instruments, judgments, decrees, orders, statutes, rules, regulations and other restrictions applicable to such Subsidiary or its equityholders):

(a)                                  Consolidated Interest Expense for such period, and

(b)                                 Consolidated Tax Expense for such period;

provided, however, that Consolidated EBIT shall be calculated on a Pro Forma Basis to give effect to the Merger, any Permitted Acquisition and any asset sales (other than dispositions in the ordinary course of business) consummated at any time on or after the first day of the relevant quarterly testing period thereof as if the Merger or Permitted Acquisition had been effected on the first day of such period and as if each such asset sale had been consummated on the day prior to the first day of such period.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter documents and all agreements, instruments, judgments, decrees, orders, statutes, rules, regulations and other restrictions applicable to such Subsidiary or its equityholders):

(a)                                  Consolidated Interest Expense for such period,

(b)                                 Consolidated Amortization Expense for such period,

(c)                                  Consolidated Depreciation Expense for such period, and

(d)                                 Consolidated Tax Expense for such period;

provided, however, that Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Merger, any Permitted Acquisition and any asset sales (other than dispositions in the ordinary course of business) consummated at any time on or after the first day of the relevant quarterly testing period or Rolling Period thereof, as the case may be, as if the Merger or Permitted Acquisition had been effected on the first day of such period and as if each such asset sale had been consummated on the day prior to the first day of such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) (i) Consolidated EBITDA for such period, less (ii) all cash payments in respect of income taxes made during such period by Borrower and its Subsidiaries (net of any cash refund in respect of income taxes actually received during such period), less (iii) thirty percent (30%) of all Capital Expenditures made during such period by Borrower and its Subsidiaries, less (iv) all dividend payments made during such period by Borrower or any of its Subsidiaries (other than dividend payments to Borrower or any of its Subsidiaries), to (b) the sum of (i) Consolidated Current Maturity of Long-Term Debt for such period, plus (ii) Consolidated Interest Expense for such period.

“Consolidated Funded Debt-to-Consolidated EBITDA Ratio” shall mean, for any Rolling Period, the ratio of (a) the aggregate of all Indebtedness for borrowed money (including outstanding Indebtedness under the Loans), Indebtedness under Capital Leases and contingent Indebtedness under undrawn letters of credit of Borrower and its Subsidiaries, in each case as of the last day of such Rolling Period, to (b) Consolidated EBITDA for such Rolling Period.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBIT for such period, to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense in respect of all Indebtedness for borrowed money (including outstanding Indebtedness under the Loans), Indebtedness under Capital Leases and contingent Indebtedness under undrawn letters of credit of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) for such period of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, provided, however, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)                                  the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

(b)                                 the net income of any Subsidiary of Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter documents or any agreement, instrument, judgment, decree, order, statute, rule, regulation or other restriction applicable to that Subsidiary during such period, except that Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)                                  any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any asset sale (other than any dispositions in the ordinary course of business) by Borrower or any of its Subsidiaries;

(d)                                 gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP for such period;

(e)                                  earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)                                    unrealized gains and losses for such period with respect to obligations under or with respect to any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies; and

(g)                                 any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Contaminant” means any pollutants, hazardous or toxic substances or wastes or contaminated materials which are or may be subject to regulation under, or the Release of which or exposure to which is prohibited, limited or regulated under, any Environmental Law.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “Controlling” and “Controlled” shall have the meanings correlative thereto.

“Covenant Compliance Certificate” shall have the meaning assigned in Section 7.1(a) hereof.

“Defaulting Event” shall mean the occurrence of an Event of Default or the occurrence of any condition or event which but for the giving of notice or passage of time or both would constitute an Event of Default.

“Distributions” shall mean, for any period of measurement with respect to Borrower and each Subsidiary, the following: (a) the declaration or payment of any dividend or distribution on or in respect of the shares of any class of capital stock of Borrower or each such Subsidiary, except dividends payable solely in shares of such corporation’s capital stock; and (b) any dividend or distribution for any purpose from such corporation (however characterized), including without limitation, inter-company loans and guarantees, to or for the benefit of any or all of its shareholders, whether paid on or in respect of shares of any class of the capital stock of such corporation or otherwise.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any notice of violation, claim, demand, order, directive having the force of law, cost recovery action or other cause of action by, or on behalf of, the U.S. Environmental Protection Agency, any other Governmental Authority or any other Person, for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible property damage, natural resource damages, nuisance, pollution, any material adverse effect on the Environment caused by any Contaminant, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuance of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases) or threatened Release, (b) exposure to any Contaminant, (c) the presence, use, handling, transportation, storage, treatment, or disposal of any Contaminant, or (d) the violation of any Environmental Law.

“Environmental Laws” shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, use, treatment, storage, disposal, transportation, transfer, generation, processing, production, refining, control, handling, Release or threatened Release of any Contaminant or to health and safety matters (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq. (collectively, “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; the Clean Air Act of 1970, as amended, 42 U.S.C. §7401 et seq.; The Toxic Substances Control Act of 1976, as amended, 15 USC §2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986 (also known as SARA Title III), as amended, 42 USC § 11001 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 USC §300(f) et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 USC §136 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 USC §651 et seq.; the Endangered Species Act, as amended, 16 USC §1531 et seq.; the National Environmental Policy Act, as amended, 42 USC §4321 et seq.; the Rivers and Harbors Act of 1899 33 USC §401 et seq., and any similar or implementing state or local law, rule or regulation); all laws, rules and regulations governing underground or above-ground storage tanks, conditioning transfer of property upon a form of negative declaration or other approval of a Governmental Authority of the environmental condition of a property or requiring the disclosure of conditions relating to Contaminants in connection with transfer of title to or interest in property; conditions or requirements imposed in connection with any permits; government orders and demands and judicial orders pursuant to any of the foregoing; any and all other laws, rules and regulations of any Governmental Authority relating to the protection of human health or the Environment from Contaminants; and all amendments or regulations promulgated under any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

“Event of Default” shall have the meaning assigned in Section 8.1 hereof.

“Facility” shall mean the Revolving Loan facility being extended to Borrower pursuant to this Agreement.

“Financing Agreements” shall mean this Agreement, the Notes, the Guaranty Agreement, the Reimbursement Agreements, the Joinder Agreements, the Bank Swap Agreement, any and all other instruments, agreements and documents now or hereafter executed by Borrower and/or any Subsidiary in connection herewith or therewith or related hereto or thereto, and all amendments, supplements and modifications hereto or thereto (excluding the Merger Documents).

“GAAP” shall mean in general, generally accepted accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, consistently applied from year to year, (b) generally accepted in the United States of America, and (c) such that certified public accountants would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

“Governmental Authority” shall mean any government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guaranty Agreement” shall mean each guaranty agreement executed by a Subsidiary Guarantor in favor of Bank substantially in the form of Exhibit C attached hereto.

“Head Office” shall mean the office of Bank at 777 Main Street, Hartford, Connecticut, or such other place as Bank may designate to Borrower in writing.

“Indebtedness” shall mean with respect to any Person, without duplication: (a) all indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade obligations and accrued obligations incurred in the ordinary course of business not overdue by more than ninety (90) days); (e) all indebtedness or liability of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all obligations of such Person under Capital Leases; (g) all net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; (h) current liabilities of such Person in respect of any Plan; (i) obligations of such Person under letters of credit, bankers acceptances or comparable arrangements; (j) all obligations of such Person under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (k) all other indebtedness of such Person that in accordance with GAAP is classified as liabilities upon the balance sheet of such Person or to which reference is made by footnotes thereto.  The Indebtedness of any Person (x) shall include the Indebtedness of any partnership in which such Person is a general partner, and (y) in the case of any limited recourse liability, shall not exceed the amount of such recourse.

“Initial Adjustment Date” means the first day of the first fiscal quarter of Borrower following Bank’s receipt of a Covenant Compliance Certificate and Borrower’s quarterly consolidated and consolidating financial statements for the fiscal quarter ended on April 3, 2004.

“Interest Period” shall mean

(a)                                  for each Revolving Loan or any portion or portions thereof which Borrower elects to be or continue to be a LIBOR Loan, an available period of one (1) month commencing on the date upon which such Loan is made as a LIBOR Loan, continued as a LIBOR Loan or converted from a Prime Rate Loan to a LIBOR Loan and ending on the last Business Day of any such Interest Period;

(b)                                 for the Term Loan, successive available periods of one (1) month, the first of which shall commence on the date hereof and each successive period to commence on the first day immediately following the last day of the immediately preceding Interest Period, with the last such Interest Period ending on the Maturity Date of the Term Loan;

provided, however, that the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)                               with respect to each Revolving Loan, no Interest Period shall end after the Termination Date; and

(iv)                              with respect to the Term Loan, no Interest Period shall end after (1) the next regularly-scheduled Principal Repayment Date, and (2) the Maturity Date for the Term Loan.

“Joinder Agreement” shall mean a joinder agreement, substantially in the form of Exhibit C.

“Lender Parties” shall mean that term as defined in Section 12.1(a).

“L/C Disbursement” shall mean a payment or disbursement made by the Bank pursuant to a Letter of Credit.

“Letter of Credit” shall mean each standby commercial letter of credit issued by Bank pursuant to Section 2.1(c) hereof for the account of the Borrower or any Subsidiary Guarantor.

“Letter of Credit Commitment Amount” shall mean ONE MILLION AND NO/100 DOLLARS ($1,000,000).

“Letter of Credit Fees” shall mean that term as defined in Section 3.8 hereof.

“LIBOR Base Rate” means, as applicable to each LIBOR Loan, the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to the Interest Period applicable to such LIBOR Loan, which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) Business Days prior to the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR Base Rate shall be the rate (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to the Interest Period applicable to such LIBOR Loan which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. London time on the day that is two (2) Business Days prior to the first day of such Interest Period as selected by the Bank.  The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two (2) quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to the Interest Period applicable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two (2) Business Days prior to the first day of the Interest Period.  In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that a LIBOR Loan is unavailable and, accordingly, such LIBOR Loan shall immediately and automatically convert, without notice, to a Prime Rate Loan.

“LIBOR Loan” means the Term Loan and each Revolving Loan at such time as the same bears interest at a rate determined with reference to the LIBOR Rate.

“LIBOR Rate” means, for each LIBOR Loan for each Interest Period, an interest rate per annum determined pursuant to the following formula, as adjusted from time to time in accordance with the applicable provisions of this Agreement:

LIBOR Rate =	LIBOR Base Rate
1 - Reserve Percentage

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien or encumbrance, priority or other security agreement or arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease (other than an operating lease) having substantially the same economic effect as a conditional sale or other title retention agreement, and the filing of, or agreement to give, any financing statement or other document under the Uniform Commercial Code or comparable law of any jurisdiction).

“Loan” shall mean any Revolving Loan or the Term Loan.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition (financial or otherwise), or material agreements of Borrower or of its Subsidiaries taken as a whole, (b) material impairment of the validity or enforceability of this Agreement or any other Financing Agreement, (c) material impairment of the rights of or benefits or remedies available to Bank under any Financing Agreement, or (d) material impairment of the ability of Borrower or of its Subsidiaries taken as a whole to fully and timely perform any of their material obligations under any Financing Agreement to which it is or is to be a party.

“Maturity Date” shall mean April 8, 2009.

“Merger” shall have the meaning assigned to such term in the first recital hereto.

“Merger Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Merger Documents” shall mean the collective reference to the Merger Agreement and the other documents executed and delivered in connection therewith.

“Note” shall mean the Revolving Loan Note or the Term Loan Note.

“Notice of Borrowing” shall have the meaning assigned in Section 2.2(a) hereof.

“Notice of Issuance” shall have the meaning assigned in Section 2.3(a) hereof.

“Obligations” shall mean and include all loans, advances, interest, Indebtedness, liabilities, obligations, guaranties, covenants and duties at any time owing by any of the Obligors to Bank of every kind and description, whether or not evidenced by any note or other instrument, whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, but not limited to, the Loans, and all other Indebtedness, liabilities and obligations arising under this Agreement and the other Financing Agreements, including, without limitation, all Indebtedness, liabilities and obligations of any of the Obligors arising under any Reimbursement Agreement and the Bank Swap Agreement, and all reasonable out-of-pocket costs, expenses, fees, charges and attorneys’, paralegals’ and professional fees incurred in connection with any of the foregoing, or in any way connected with, involving or relating to the preservation, enforcement, protection or defense of, or realization under this Agreement, any of the Notes, the Guaranty Agreements, the Reimbursement Agreements, any of the other Financing Agreements, any related agreement, document or instrument, and the rights and remedies hereunder or thereunder, including without limitation, all reasonable costs, expenses and fees incurred in connection with any “workout” or default resolution negotiations involving legal counsel or other professionals and further in connection with any re-negotiation or restructuring of the Indebtedness evidenced by this Agreement, any Note, any Guaranty Agreement, any Reimbursement Agreement and/or any of the other Financing Agreements.

“Obligors” shall mean Borrower and each of the Subsidiary Guarantors.

“Participant” shall mean that term as defined in Section 12.8(b) hereof.

“PBGC” shall mean that term as defined in Section 5.1(n)(i) hereof.

“Permitted Acquisition” shall mean an Acquisition in respect of which (a) in the case of each Acquisition of capital stock, such Acquisition was not preceded by an unsolicited tender offer for such capital stock by Borrower or any of its Affiliates, and (b) Borrower shall have delivered to Bank (i) a pro forma consolidated financial statement in form, scope and substance satisfactory to Bank, in its sole but reasonable discretion, reflecting the full financial effects of such Acquisition and the projected financial effects of such Acquisition over Borrower’s immediately succeeding period including at least the next two (2) fiscal year ends of Borrower (or the remaining term of this Agreement, if shorter) and indicating, after giving effect to such Acquisition (which shall include the past twelve month operating performance of such acquired Person or business), Borrower’s continued compliance with the Financial Covenants set forth in Article VII C. hereof, and (ii) a certificate certifying that at the time of and immediately after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing.

“Permitted Liens” shall mean (a) Liens for taxes which are not yet due and payable or which are being contested in good faith provided that such contest stays any enforcement proceeding, (b) materialmen’s, mechanics’, repairmen’s and other like Liens arising in the ordinary course of business securing obligations which are not more than ninety (90) days overdue or which are being contested in good faith or bonded to the reasonable satisfaction of

Bank, (c) Liens imposed by law in connection with workers’ compensation, unemployment insurance, social security or similar legislation which are not more than ninety (90) days overdue or which are being contested in good faith, (d) Liens set forth on Schedule 5.1(j) attached hereto, (e) purchase money Liens on assets (including, but not limited to, in connection with Capital Leases) so long as (i) each such Lien attaches concurrently or within thirty (30) days after the acquisition of the assets so acquired, (ii) each such Lien shall attach only to the assets so acquired, and (iii) each such Lien secures Indebtedness permitted under Section 7.19 hereof; and (f) Liens in favor of the Bank.

“Person” means any natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, organization, joint venture, institution, governmental authority, or other entity of any nature whatsoever.

“Plan” shall mean any employee benefit plan that is covered by Title I of ERISA sponsored or maintained by any Obligor or any Person affiliated with any Obligor.

“Precision” shall mean Precision Aerotech, Inc., a Delaware corporation.

“Premises” shall mean any real property now or hereafter owned, leased or used by any Obligor.

“Prime Rate” shall mean the variable per annum rate of interest so designated from time to time by Bank as its prime rate.  The Prime Rate is a reference rate and does not necessarily represent Bank’s lowest or best rate being charged to any customer.

“Prime Rate Loan” shall mean any Loan or a portion or portions thereof which bears interest at or with reference to, as the case may be, the Prime Rate.

“Principal Repayment Date” shall mean with respect to the Term Loan, each date set forth on the amortization schedule attached to the Term Loan Note.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and otherwise reasonably satisfactory to Bank.

“Reimbursement Agreement” shall mean that term as defined in Section 2.3(a) hereof.

“Related Business” shall mean any business of Borrower and its Subsidiaries as conducted on the date hereof and any business related, ancillary or complementary thereto.

“Release” shall mean any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Contaminant in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any way address any Contaminant in the Environment, (ii) prevent the Release or threat of Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment, or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Reserve Percentage” shall mean, for any Interest Period for all LIBOR Loans, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.  As of the date hereof, the Reserve Percentage imposed on Bank is zero.

“Revolving Loan” shall have the meaning assigned in Section 2.1(a) hereof.

“Revolving Loan Account” shall have the meaning assigned in Section 2.2(b) hereof.

“Revolving Loan Commitment Amount” shall mean FIVE MILLION AND NO/100 DOLLARS ($5,000,000).

“Revolving Loan Note” shall mean the revolving loan promissory note of Borrower payable to the order of Bank dated as of the date hereof, in the form of Exhibit A attached hereto, evidencing the Obligations arising under the Revolving Loans, and any and all substitutions and replacements thereof, all as the same may be amended, restated, supplemented and/or modified from time to time.

“Rolling Period” shall mean, with respect to any fiscal quarter of Borrower, such fiscal quarter and the three consecutive fiscal quarters immediately prior thereto.

“Solvent” shall mean as to Borrower and each Subsidiary, that Borrower and each Subsidiary (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (b) is able to pay its debts as they mature; and (c) owns property whose fair salable value is greater than the amount required to pay its debts.

“Speedring” shall mean Speedring, Inc., Delaware corporation.

“Speedring Systems” shall mean Speedring Systems, Inc., a Delaware corporation.

“Subsidiary” shall mean any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or more than fifty percent (50%) of the general partnership interests are, at the time any determination is being made, owned, Controlled, or held, or (b) that is, at the time any determination is made, otherwise Controlled, by Borrower or one or more Subsidiaries of Borrower or by Borrower and one or more Subsidiaries of Borrower, including without limitation, the Subsidiary Guarantors, each of which is a Subsidiary of Borrower.

“Subsidiary Guarantors” shall mean Speedring Systems, Speedring, Precision, BAC and each other direct or indirect Subsidiary of Borrower that becomes a party to this Agreement and the Guaranty Agreement pursuant to Section 7.12 hereof, including, but not limited to, Telic, and the permitted successors and assigns of each such Subsidiary Guarantor.

“Swap Agreement” shall mean the ISDA Master Agreement or any other swap agreement (as defined in 11 United States Code Section 101) now or hereafter entered into by Borrower with respect to any LIBOR Loan, including the Schedules and all Confirmations related thereto (as such terms are defined in the ISDA Master Agreement).

“Telic” shall mean Telic Optics, Inc., a Massachusetts corporation.

“Term Loan” shall have the meaning assigned in Section 2.1(b) hereof.

“Term Loan Note” shall mean the term loan promissory note of Borrower payable to the order of Bank dated as of the date hereof, in the form of Exhibit B attached hereto, evidencing the Obligations arising under the Term Loan, and any and all substitutions and replacements thereof, all as the same may be amended, restated, supplemented and/or modified from time to time.

“Termination Date” shall mean April 7, 2006 and any subsequent date to which the Termination Date may be extended pursuant to Section 10.1(a) hereof.

“Type”, when used in respect of any Loan, shall refer to the Rate by reference to which interest on such Loan is determined.  For purposes hereof, the term “Rate” shall mean the LIBOR Rate and the Prime Rate.

“Unused Letter of Credit Commitment Amount” shall mean at any time (a) the Letter of Credit Commitment Amount at such time, minus (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, minus (c) the aggregate amount of all unreimbursed L/C Disbursements at such time.

“Unused Line Fees” shall have the meaning assigned in Section 3.6 hereof.

“Unused Revolving Loan Commitment Amount” shall mean at any time (a) the Revolving Loan Commitment Amount at such time, minus (b) the aggregate principal amount of all Revolving Loans outstanding at such time minus (c) the aggregate Available Amount of all Letters of Credit outstanding at such time, minus (d) the aggregate amount of all unreimbursed L/C Disbursements at such time.

“Yield Maintenance Fee” shall mean, with respect to each repayment or prepayment of principal under any LIBOR Loan (whether such repayment or prepayment is made pursuant to Section 3.5 hereof, as a result of acceleration following an Event of Default, or for any other reason), an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the Interest Period in effect for such LIBOR Loan at the time of such repayment or prepayment shall be subtracted from the LIBOR Rate component of the interest rate in effect under such LIBOR Loan at the time of such repayment or prepayment.  If the result is zero or a negative number, the Yield Maintenance Fee shall be zero.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in such Interest Period.  Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in such Interest Period.

Section 1.2                                   Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.3                                   Accounting Terms.

Unless otherwise defined, all accounting terms shall be construed, and all computations or classifications of assets and liabilities and of income and expenses shall be made or determined in accordance with GAAP.

Section 1.4                                   Other Definitional Provisions.

The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Financing Agreement shall mean such document as amended, restated, supplemented or otherwise modified from time to time (subject to the restrictions on such amendments, restatements, supplements or modifications set forth herein). The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “upon the occurrence and during the continuance of any Event of Default” or phrases of similar import contained herein or in any other Financing Agreement shall not be construed, by implication or otherwise, to mean that Borrower, any Subsidiary Guarantor or any other Person shall have a right to cure any such Event of Default (unless otherwise expressly provided herein or therein), and the only right Borrower, each Subsidiary Guarantor and/or any other Person shall have upon the occurrence of any such Event of Default is to tender payment in full of all outstanding Obligations unless Bank shall have agreed in writing to waive such Event of Default and/or otherwise permit Borrower, any Subsidiary Guarantor and/or other Person to cure such Event of Default.

Section 1.5                                   Conflicting Terms.

It being the express intention and agreement of Obligors and Bank that the provisions of this Agreement shall control and govern the Obligations, in the event and to the extent that any term or provision of this Agreement conflicts with a similar term or provision contained in another Financing Agreement, the term or provision of this Agreement shall govern and control.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

Section 2.1                                   Amounts.

(a)                                  Revolving Loans. Subject to the terms and conditions contained in this Agreement, Bank agrees to make revolving loans (each a “Revolving Loan”) to Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Revolving Loan not to exceed the Unused Revolving Loan Commitment Amount on such Business Day. Within the limits of the Unused Revolving Loan Commitment Amount, so long as Borrower is in compliance with all of the terms and conditions of this Agreement and no Defaulting Event has occurred, Borrower may borrow Revolving Loans under this Section 2.1(a), repay all or a portion of outstanding Revolving Loans pursuant to Section 3.5 hereof, and re-borrow Revolving Loans under this Section 2.1(a).

(b)                                 Term Loan. Subject to the terms and conditions contained in this Agreement, Bank agrees to extend to Borrower a term loan in the principal amount of $5,000,000 (the “Term Loan”) as evidenced by, in addition to this Agreement, the Term Loan Note.

(c)                                  Letters of Credit. Subject to the terms and conditions of this Agreement, Borrower may, from time to time on any Business Day during the period from the date hereof until the Termination Date, request Bank to issue Letters of Credit for drawing in Dollars (or such other currency as shall be approved by Bank) for the account of Borrower or any Subsidiary Guarantor or to amend, renew or extend an existing Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended on any Business Day, provided that (i) no Letter of Credit shall be issued in an Available Amount which exceeds the Unused Letter of Credit Commitment Amount on such Business Day, and (ii) after giving effect to such issuance, amendment, renewal or extension, the sum of (1) the aggregate outstanding principal amount of all Revolving Loans on such Business Day, (2) the aggregate Available Amount of all outstanding Letters of Credit on such Business Day, and (3) the aggregate outstanding unpaid L/C Disbursements on such Business Day does not exceed the Revolving Loan Commitment Amount.

(d)                                 Use of Proceeds. Borrower represents that the proceeds of the Revolving Loans shall be used by Borrower for working capital and general corporate purposes, including, but not limited to, the acquisition of Capital Assets and the issuance of Letters of Credit by the Bank on behalf of the Borrower or any Subsidiary Guarantor, and Borrower represents that the Term Loan will be used to finance the acquisition of all of the issued and outstanding capital stock of Telic pursuant to the Merger Agreement.

Section 2.2                                   Procedure for Revolving Loans.

(a)                                  Notices of Borrowing. Each request for a Revolving Loan may be made only once per Business Day and shall be made on notice, given not later than (i) 1:00 p.m. (Hartford, Connecticut time) on the date of the proposed borrowing, in the case of requests for Prime Rate Loans, and (ii) 1:00 p.m. (Hartford, Connecticut time) on the second Business Day prior to the date of the proposed borrowing, in the case of requests for LIBOR Loans, by Borrower to Bank. Each such notice (which notice shall be irrevocable and binding on Borrower) of a proposed borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telex or telecopier, specifying the date of the proposed borrowing (which shall be a Business Day), the amount to be borrowed and the type of borrowing (which shall be either a Prime Rate Loan, a LIBOR Loan or any combination thereof as Borrower may elect subject to the provisions of this Agreement). If no election as to the Type of Revolving Loan borrowing is specified in any such Notice of Borrowing, then Borrower shall be deemed to have requested such Revolving Loan to be a Prime Rate Loan. All LIBOR Loans shall have an Interest Period of one (1) month. Each borrowing under the Facility shall be in an amount equal to $250,000 or in integral multiples of $100,000 in excess thereof. In the event that written confirmation of a telephonic Notice of Borrowing differs in any respect from the action taken by Bank, the records of Bank shall be presumed correct absent manifest or demonstrable error.

(b)                                 Revolving Loan Account, Monthly Statements. Insofar as Bank shall make Revolving Loans hereunder, Bank shall enter the amounts of such Revolving Loans as debits on an internal ledger account (the “Revolving Loan Account”).  Bank may also record to the Revolving Loan Account, in accordance with customary banking procedures, all fees, accrued and unpaid interest, late fees, other fees and charges which are properly chargeable to Borrower under this Agreement, all payments, subject to collection, made by Borrower on account of Obligations evidenced by the Revolving Loan Account and, to the extent amounts contained in Borrower’s main operating concentration account maintained with Bank are insufficient to pay the same, usual and customary bank charges for the maintenance and administration of checking and other bank accounts maintained by Borrower. On a monthly basis, Bank may render a statement for the Revolving Loan Account, which statement, if rendered, shall be presumed correct unless Borrower notifies Bank to the contrary within thirty (30) days of the receipt of said statement by Borrower.

(c)                                  Disbursement of Revolving Loans. Insofar as Borrower may request and Bank shall make Revolving Loans hereunder, Bank shall make such funds available to Borrower by crediting Borrower’s main operating concentration account maintained with Bank or such other account (whether or not maintained with Bank) as Borrower may otherwise direct in writing.

Section 2.3                                   Procedure for Letters of Credit; Certain Conditions.

(a)                                  Notices of Issuance, Amendment, Renewal, Extension.  Requests for the issuance of Letters of Credit (or to amend, renew or extend an existing Letter of Credit) may be made only once per Business Day and shall be made on notice, given not later than 1:00 p.m. (Hartford, Connecticut time) three (3) Business Days prior to the date of the proposed issuance or amendment, renewal or extension, by Borrower to the Bank. Each such notice (which notice shall be irrevocable and binding on Borrower) of a proposed issuance of a Letter of Credit or of an amendment, renewal or extension of an existing Letter of Credit (each, a “Notice of Issuance”) shall be by telephone, confirmed promptly in writing, or by telex or telecopier, specifying therein the (i) requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) requested Available Amount of such Letter of Credit in Dollars (or other currency approved by the Bank), (iii) requested expiration date of such Letter of Credit (which shall comply with subsection (c) below), and (iv) the name and address of the beneficiary of such Letter of Credit, and shall be accompanied by such other information as shall be necessary to prepare such Letter of Credit and such application and agreement for letter of credit as the Bank may require Borrower and/or any other Obligor to execute in connection with such requested Letter of Credit (each, a “Reimbursement Agreement”).  In the event that written confirmation of a telephonic Notice of Issuance differs in any material respect from the action taken by the Bank, the records of the Bank shall control absent manifest or demonstrable error.  In the event and to the extent that the provisions of a Reimbursement Agreement shall conflict with this Agreement, the more stringent provisions of each shall govern.

(b)                                 Form of Letter of Credit.  Each Letter of Credit shall, among other things, (i) be in a form acceptable to the Bank, and (ii) be governed by, and shall be construed in accordance with, the laws or rules designated in such Letter of Credit or the applicable Reimbursement Agreement, or if no such laws or rules are so designated, the Uniform Customs (in the case of commercial letters of credit) or ISP98 (in the case of standby letters of credit) and, as to matters not governed by the Uniform Customs or ISP98, as applicable, Article 5 of the Uniform Commercial Code as in effect from time to time in the State of Connecticut.

(c)                                  Expiry Dates.  Each Letter of Credit shall expire at the close of business on the earlier of the date one (1) year after the date of the issuance of such Letter of Credit or the date that is one hundred eighty (180) Business Days after the Termination Date, unless such Letter of Credit expires by its terms on an earlier date.

(d)                                 Reimbursement; L/C Disbursements as Revolving Loans.  If the Bank shall make any L/C Disbursement in respect of a Letter of Credit, Borrower shall pay to the Bank an amount equal to such L/C Disbursement on the date specified for reimbursement in the applicable Reimbursement Agreement.  Notwithstanding the foregoing, the Bank shall have the right (but not the obligation), in its sole and absolute discretion, to treat as Revolving Loans any and all L/C Disbursements which are not reimbursed to the Bank on the date specified for reimbursement in the applicable Reimbursement Agreement and, in furtherance thereof, the Bank shall have the right (but not the obligation) to effect payment thereof, together with payment of any of the fees, expenses and charges due and payable in connection therewith, immediately by a charge to Borrower’s Revolving Loan Account, notwithstanding that the Bank has, at such time, exercised any right it may have not to make Revolving Loans and further notwithstanding that additional Revolving Loans are not available for borrowing by Borrower.  Such treatment shall not constitute a Defaulting Event or an Event of Default.  Any L/C Disbursement which Bank elects to treat as a Revolving Loan shall initially be a Prime Rate Loan bearing interest at the Prime Rate, provided that Borrower shall also have the right, subject to the terms and conditions contained in this Agreement, to request Bank to make a Revolving Loan in accordance with Section 2.2(a) hereof, the proceeds of which Borrower intends to use to satisfy any or all of its Obligations in connection with outstanding L/C Disbursements.

(e)                                  No Liability of the Bank.  Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to the use of such Letter of Credit, and Borrower’s obligations with respect to L/C Disbursements shall be absolute, unconditional and irrevocable, irrespective of: (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) the existence of any dispute, claim, setoff, defense or other right that Borrower or any other Person may have against the beneficiary under any Letter of Credit, the Bank or any other Person, whether in connection with this Agreement, any other Financing Agreement or any other related or unrelated agreement or transaction; (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Bank under a Letter of Credit against presentation of a draft or other documents that substantially complies in all material respects with the terms of such Letter of Credit; and (v) any error, omission, interruption or delay in any transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.

The foregoing shall not be construed to excuse the Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by law) suffered by Borrower that are caused by (x) the Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit, or (y) the Bank’s willful failure to make lawful payment under a Letter of Credit after presentation to it of a draft or documents strictly complying with the terms and conditions of the Letter of Credit.  It is understood that the Bank may, subject to the standard of gross negligence or willful misconduct, accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (1) the Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (2) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Bank.

(f)                                    Interim Interest.  If the Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless Borrower shall reimburse such L/C Disbursement in full on the date specified for reimbursement in the applicable Reimbursement Agreement, the unpaid amount thereof shall bear interest for each day from and including the date of such L/C Disbursement to but excluding the date of payment, at a floating rate per annum equal to the Prime Rate.

(g)                                 Cash Collateralization.  If any Event of Default shall occur and be continuing, Borrower shall, on the third Business Day after receipt of notice from the Bank of the amount to be deposited (which notice shall also contain a description of the Event(s) of Default which shall have occurred), deposit in an account with the Bank an amount in cash equal to the aggregate Available Amount of all outstanding Letters of Credit as of such date.  Such deposit shall be held by Bank as collateral for the payment and performance of the Obligations.  The Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Such deposits shall not bear interest.  Moneys in such account shall (i) first, automatically be applied by the Bank to reimburse itself for L/C Disbursements for which it has not been reimbursed, (ii) second, be held for the satisfaction of the reimbursement obligations of Borrower for the Bank’s exposure under undrawn Letters of Credit, and (iii) third, be applied to satisfy any other Obligations.

Section 2.4                                   Repayment of Revolving Loans, Obligations Absolute.

(a)                                  Revolving Loan Repayment. NOTWITHSTANDING BANK’S RIGHTS UPON THE OCCURRENCE OF A DEFAULTING EVENT AND WHETHER OR NOT ANY SUCH DEFAULTING EVENT HAS OCCURRED, BORROWER SHALL REPAY TO BANK THE AGGREGATE PRINCIPAL AMOUNT OF ALL OUTSTANDING REVOLVING LOANS ON THE TERMINATION DATE.

(b)                                 Obligations Absolute.

(i)                                     The Obligations of Obligors under this Agreement and all other Financing Agreements shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other Financing Agreements under all circumstances, including without limitation, the following circumstances:

(A)                              any lack of validity or enforcement of this Agreement, any other Financing Agreement or any other agreement or instrument relating thereto;

(B)                                any agreed change in the time, manner or in any other term of all or any of the Obligations, or any change in the place of payment of any of the Obligations;

(C)                                any amendment or waiver of, or consent to departure from, any of the Financing Agreements or all or any of the Obligations;

(D)                               the existence of any claim, set-off, defense or other right that any of the Obligors may have, whether in connection with the transactions contemplated by this Agreement or any unrelated transaction;

(E)                                 any document executed and/or delivered by or on behalf of any Obligor or any other Subsidiary proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(F)                                 any release or amendment or waiver of or consent to departure from any Guaranty Agreement; or

(G)                                any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Obligor.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Obligors set forth above shall not be construed as a waiver by the Obligors of any claims or defenses it may have against Bank.

Section 2.5                                   Method of Payment, Direct Debits, Payment Date Adjustments, Application of Payments.

(a)                                  Method of Payment. The Obligors shall make each payment due under this Agreement and under the Notes to the Bank at the Head Office (or such other place as the Bank may from time to time specify in writing) not later than 3:00 P.M., Hartford, Connecticut time, on the date when due in Dollars in immediately available funds, without setoff, defense or counterclaim and free and clear of, and without any deduction or withholding for, any taxes or other payments as contemplated under Section 4.6 hereof.

(b)                                 Direct Debits. Notwithstanding subsection (a) above, Obligors hereby agree that the Bank may directly debit any demand deposit account of any Obligor held by the Bank for any amount due and payable under this Agreement, any of the Notes, any Guaranty Agreement, any Reimbursement Agreement and/or the Bank Swap Agreement, including, without limitation, principal, interest, fees and charges, provided that Bank shall only debit Borrower’s main operating concentration account maintained with Bank so long as amounts contained therein are sufficient to pay such amount or amounts then due and payable.

(c)                                  Payment Date Adjustments. Whenever any payment of principal of, or interest on, any Prime Rate Loan shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. Whenever any payment of principal of, or interest on, any LIBOR Loan shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding

Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest and fees thereon shall be payable for such extended time.

(d)                                 Application of Payments. All payments (including prepayments) by or on behalf of Borrower hereunder and under any of the other Financing Agreements shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the Obligations in such manner and order of priority as the Bank determines in its sole discretion.

ARTICLE III

INTEREST, INTEREST PERIODS, CONVERSIONS,
LATE PAYMENTS, PREPAYMENTS, FEES AND INTEREST RATE HEDGE

Section 3.1                                   Interest and Late Payments.

(a)                                  Pre-default Rates.

(i)                                     Revolving Loans. Subject to the provisions of Section 3.1(b) hereof, during the period from the date made through and including the date of payment in full, each Revolving Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to, at the election of Borrower subject to the terms of this Agreement: (A) the Prime Rate, or (B) the LIBOR Rate (as determined for each available Interest Period) plus the Applicable Margin for available Interest Periods of one (1) month.

(ii)                                  Term Loan. Subject to the provisions of Sections 3.1(b), 4.1 and 4.3 hereof, the Term Loan shall bear interest at a rate per annum (as determined for each available Interest Period) equal to the LIBOR Rate plus the Applicable Margin for available Interest Periods of one (1) month.

(b)                                 Default Interest. Notwithstanding the foregoing, at all times after the occurrence and during the continuance of an Event of Default (whether or not Bank has accelerated payment of the Obligations) or after maturity (by acceleration or otherwise) or after judgment, Borrower’s right to select pricing options shall cease and interest on all Loans shall, at the option of the Bank, accrue at a rate per annum equal to two percent (2.0%) above the Prime Rate.

(c)                                  Calculation of Interest, Interest Rate Changes. Interest on the Loans shall be calculated on the basis of a 360 day year and the actual number of days elapsed. With respect to each Prime Rate Loan, any change in the interest rate because of a change in the Prime Rate shall become effective, without notice or demand, immediately upon any change in the Prime Rate. With respect to each LIBOR Loan, any change in the interest rate because of a change in the Reserve Percentage shall become effective, without notice or demand, on the date on which such change in the Reserve Percentage becomes effective.

(d)                                 Payment of Interest.

(i)                                     Prime Rate Loans. Interest on each Prime Rate Loan shall be payable monthly in arrears, in Dollars and in immediately available funds beginning on the first Business Day of the month immediately succeeding the month in which such Loan was made or converted into such Prime Rate Loan and continuing on the first Business Day of each and every month thereafter, without notice or demand, so long such Loan remains outstanding or until such Loan is converted to a LIBOR Loan in accordance with the provisions of this Agreement.

(ii)                                  LIBOR Loans. Interest on each LIBOR Loan shall be payable in Dollars and in immediately available funds on the last Business Day of each applicable Interest Period.

(e)                                  Lawful Interest. All agreements between Borrower, each Subsidiary Guarantor and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of any of the Obligations or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law.  As used herein, “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement, the Notes and the other Financing Agreements shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Obligors and Bank in the execution, delivery and acceptance of the Financing Agreements to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Financing Agreements at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under for from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Loans and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower, each Subsidiary Guarantor and Bank.

Section 3.2                                   Election and Continuation of Interest Periods.

(a)                                  Election.  The only Interest Period available for Revolving Loans and the Term Loan shall be an Interest Period of one (1) month.

(b)                                 Continuation.

(i)                                     Revolving Loans.  Any Revolving Loan which is a LIBOR Loan shall be automatically continued as a LIBOR Loan (unless repaid in full) upon the expiration of the then current Interest Period with respect thereto without further notice to or from Borrower, provided that no Revolving Loan may be continued as a LIBOR Loan: (A) at a time when any

Event of Default has occurred and is continuing, or (B) at a time when a LIBOR Loan is unavailable pursuant to Sections 4.1 or 4.3 hereof.

(ii)                                  Term Loan.  The Term Loan shall be a LIBOR Loan with available Interest Periods of one (1) month only, and shall be automatically continued as a LIBOR Loan upon the expiration of the then current Interest Period with respect thereto without further notice from or to Borrower, provided that the Term Loan may not be continued as a LIBOR Loan: (A) at a time when any Event of Default has occurred and is continuing, or (B) at a time when a LIBOR Loan is unavailable pursuant to Sections 4.1 or 4.3 hereof.

Section 3.3                                   Conversion of Revolving Loans.

Borrower may elect from time to time, subject to the provisions of this Agreement, to convert any outstanding Revolving Loan, or a portion or portions thereof, into a Revolving Loan of another available Type by giving Bank not less than two (2) Business Days’ prior irrevocable written notice of such election, provided that any such conversion of a LIBOR Loan to a Prime Rate Loan may only be made on the last Business Day of an Interest Period with respect thereto. Any such notice of conversion to a LIBOR Loan shall specify the amount of the Revolving Loan being converted and, in the case of a conversion to a LIBOR Loan, the length of the initial available Interest Period.  All or any part of outstanding Revolving Loans may be converted as provided herein, provided that no Prime Rate Loan may be converted to a LIBOR Loan: (a) at a time when any Event of Default has occurred and is continuing, or (b) in the event a LIBOR Loan is unavailable pursuant to Sections 4.1 or 4.3 hereof.  Borrower shall have no ability to convert all or any portion of the Term Loan to a Prime Rate Loan.

Section 3.4                                   Late Payment.

If the entire amount of any required principal and/or interest is not paid in full within ten (10) days after the same is due and payable (other than as a result of being accelerated after the occurrence of an Event of Default), without in any way affecting Bank’s right to declare an Event of Default to have occurred, Borrower shall pay to Bank a late charge equal to five percent (5%) of the required payment and such late charge shall be immediately due and payable without demand or notice of any kind.

Section 3.5                                   Repayments and Prepayments.

(a)                                  Revolving Loans. Borrower may, at its option, repay any Revolving Loan at any time and from time to time, in whole or in part, on the following conditions: (i) Borrower shall pay all accrued interest on the principal being paid to the date of the repayment and, in the case of repayments in full, all fees, charges, costs, expenses and other amounts then due under any of the Revolving Loans; and (ii) if such Revolving Loan (or portion thereof being repaid) is then a LIBOR Loan, such LIBOR Loan shall only be repaid on the last Business Day of the then current Interest Period with respect thereto (unless such repayment is accompanied by the required Yield Maintenance Fee and breakage and/or other make-whole amounts, if any, as provided in subsections (c) and (e) below). In its notice, Borrower shall specify the date and amount of the prepayment, whether the Revolving Loan being repaid is a Prime Rate Loan, a LIBOR Loan or a combination thereof, and, if a combination thereof, the amount allocable to each.

(b)                                 Term Loan. Borrower may, at its option, prepay the Term Loan, in whole or in part, on the following conditions: (i) Borrower shall pay all accrued interest on the principal being paid to the date of the prepayment and, in the case of prepayments in full, all fees, charges, costs, expenses and other amounts then due under the Term Loan; (ii) if the Term Loan (or portion thereof being prepaid) is then a LIBOR Loan, such LIBOR Loan shall only be prepaid on the last Business Day of the then current Interest Period with respect thereto (unless such repayment is accompanied by the required Yield Maintenance Fee and breakage and/or other make-whole amounts, if any, as provided in subsections (c) and (e) below); and (iii) any partial prepayment of the Term Loan shall be applied to principal installments due thereunder in the inverse order of maturity and shall not relieve Borrower’s obligation to make regularly scheduled principal payments thereunder. In its notice, Borrower shall specify the date and amount of the prepayment.

(c)                                  Indemnity for Repayment or Prepayment of LIBOR Loans; Payment of Yield Maintenance Fee.  In the event that a repayment or prepayment of a LIBOR Loan is made, required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Bank therefor in accordance with Section 4.5 hereof, including but not limited to, paying to Bank the applicable Yield Maintenance Fee, if any.

(d)                                 Prepayment of Loans. In the event Borrower makes, at any time, a repayment or prepayment of a Loan, such repayment or prepayment shall be made without penalty or premium to Borrower (other than, in the case of LIBOR Loans, the payment of the applicable Yield Maintenance Fee and breakage and/or other make-whole amounts, if any).

(e)                                  Effect of Prepayments on Bank Swap Agreement.

(i)                                     The prepayment by Borrower of all or any portion of the Term Loan shall not affect Borrower’s obligation to continue to make payments to Bank under the Bank Swap Agreement (and, if applicable, to pay any breakage or other make-whole amounts with respect thereto), and the Bank Swap Agreement and Borrower’s obligations thereunder shall remain in full force and effect notwithstanding any such prepayment so long as the Bank Swap Agreement remains in full force and effect.

(ii)                                The prepayment in full of the Term Loan at a time when the Bank Swap Agreement is in effect with respect thereto but prior to the Maturity Date of the Term Loan shall, at Bank’s option, be deemed an “Additional Termination Event” (as such term is defined in the Bank Swap Agreement), the occurrence of which shall entitle Bank, at its option, to terminate the transaction entered into under the Bank Swap Agreement relating to such Term Loan. Upon any such termination of the Bank Swap Agreement, Borrower shall be liable to Bank for all indebtedness and obligations arising under or in connection with such termination, including without limitation, all amounts due to Bank, as swap counterparty, as a result of the occurrence of such an “Additional Termination Event”.

(f)                                    Application of Prepayments.

Any and all prepayments shall be applied in accordance with Section 2.5(d) hereof.  All partial prepayments, to the extent applied to principal, shall be applied to the principal installments due under the applicable Loan in the inverse order of maturity and shall not relieve Borrower’s obligation to make regularly scheduled principal payments thereunder.

Section 3.6                                   Unused Line Fees.

No later than five (5) Business Days after Borrower’s receipt of an invoice or other notice as to the amount of such fee, Borrower shall pay to Bank fees based upon the average daily Unused Revolving Loan Commitment Amount for each calendar quarter of Borrower (the “Unused Line Fees”). The Unused Line Fees shall be calculated as of the end of each calendar quarter of Borrower and on the Termination Date (or such earlier date on which the Revolving Loan has been terminated and all Obligations under the Revolving Loan are fully and finally paid) and shall be determined by multiplying (i) the Applicable Unused Line Fee Percentage for such calendar quarter (or portion thereof) by (ii) the Unused Revolving Loan Commitment Amount for each day during such calendar quarter (or portion thereof).

Section 3.7                                   Commitment Fee.

On or before the date hereof, Borrower shall pay to Bank a one-time non-refundable commitment fee with respect to the Term Loan in an amount equal to $40,000 (the “Commitment Fee”).

Section 3.8                                   Letter of Credit Fees.

In connection with the issuance, extension or renewal of each Letter of Credit, Borrower shall pay to the Bank all standard negotiation and administrative fees and charges imposed by the Bank (collectively, the “Letter of Credit Fees”), in each case payable upon issuance, extension or renewal.

Section 3.9                                   Interest Rate Hedge with Bank.

Borrower acknowledges and affirms its election to enter into the Bank Swap Agreement with Bank in order to hedge the floating interest expense under the Term Loan for the entire term thereof.

ARTICLE IV

FUNDING AND YIELD PROTECTION

Section 4.1                                   Illegality.

Notwithstanding any other provisions herein, if, after the date hereof, any applicable law, regulation or directive, or any change therein or in the interpretation or application thereof after the date hereof shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Bank to make or maintain any LIBOR Loan as contemplated by this Agreement, then (a) the obligation of Bank to make such LIBOR Loan, continue such LIBOR Loan as such and convert a Prime Rate Loan to such LIBOR Loan shall forthwith be suspended until Bank shall notify Borrower that Bank has determined that the circumstances causing such suspension no longer exist, and (b) all such Loans then outstanding as unlawful LIBOR Loans, if any, shall be converted automatically, without notice on the last day of the then current Interest Periods with respect thereto (or within such earlier period as required by law) to a loan bearing interest at a floating rate per annum equal to the Prime Rate. If any such conversion of a LIBOR Loan is made or required on a day that is not the last Business Day of the then current Interest Period applicable thereto, Borrower shall pay Bank such amount or amounts as may be required pursuant to Sections 3.5 and 4.5 hereof, including, without limitation, the applicable Yield Maintenance Fee, if any.

Section 4.2                                   Additional Costs.

In the event that applicable law, treaty or regulation or directive from any government, governmental agency or regulatory authority enacted after the date hereof, or any change therein or in the interpretation or application thereof, or compliance by Bank with any request or directive having the force of law enacted after the date hereof from any central bank or government, governmental agency or regulatory authority, shall:

(a)                                  subject Bank to any tax of any kind whatsoever (except taxes on the overall net income, franchise or gross receipts of Bank) with respect to this Agreement, the Notes or any of the Loans made by it, or any of the Letters of Credit issued by it, or change the basis of taxation of payments to Bank of principal, interest or any other amount payable hereunder or thereunder (except for changes in the rate or calculation of tax on the overall net income of Bank);

(b)                                 impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans or other extensions of credit by, or any other acquisition of funds by, any office of Bank, including (without limitation) pursuant to Regulations of the Board of Governors of the Federal Reserve System; or

(c)                                  in the opinion of Bank, cause any Note, any Loan, any Letter of Credit or this Agreement to be included in any calculations used in the computation of regulatory capital standards; or

(d)                                 impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, converting into, continuing and/or maintaining the Loans (or any part thereof) or issuing Letters of Credit by an amount that Bank deems to be material, or to reduce the amount of any payment (whether of principal, interest or otherwise) with respect of any of the Loans or any of the Reimbursement Agreements by an amount that Bank deems material, then, in any case, Borrower shall promptly pay Bank, upon its demand, such additional amounts necessary, in the reasonable judgment of Bank, to compensate Bank for such additional costs or such reduction, as the case may be (collectively the “Additional Costs”). Bank shall give Borrower notice of any such determination as soon as practicable and shall certify the amount of such Additional Costs to Borrower, and such certification, absent manifest or demonstrable error, shall be presumed conclusive.

Section 4.3                                   Basis for Determining LIBOR Base Rate Inadequate or Unfair.

In the event that Bank shall have determined (which determination shall be conclusive and binding upon Borrower) that (a) by reason of circumstances affecting the interbank LIBOR market in which Bank regularly participates, adequate and reasonable means do not exist for determining the LIBOR Rate, or (b) Dollar deposits in the relevant amount and for the relevant maturity are no longer available to Bank in the interbank LIBOR market in which Bank regularly participates, or (c) the making or continuation of LIBOR Loans has been made impractical or unlawful by the occurrence of a contingency that materially and adversely affects the interbank LIBOR market in which Bank regularly participates, or (d) the LIBOR Base Rate will not adequately and fairly reflect the cost to Bank of making, funding or maintaining LIBOR Loans, or (e) the LIBOR Base Rate shall no longer represent the effective cost to Bank of U.S. Dollar deposits in the relevant market for deposits in which it regularly participates, Bank shall give Borrower notice of such determination as soon as practicable. If such notice is given (i) any requested LIBOR Loan shall be made as a Prime Rate Loan, unless Borrower gives Bank two (2) Business Days’ prior written notice that its request for such borrowing is cancelled, (ii) any Revolving Loan that was to have been converted to a LIBOR Loan shall be converted into or continued as, as the case may be, a Prime Rate Loan, and (iii) any outstanding LIBOR Loan shall be automatically converted, without notice, on the last Business Day of the then current Interest Period applicable thereto: (v) to, in the case of all LIBOR Loans which are Revolving Loans, Prime Rate Loans; (w) to, with respect to the Term Loan, a loan with an interest rate equal to the Prime Rate. Until such notice has been withdrawn, the obligation of Bank to make LIBOR Loans, continue LIBOR Loans as such and convert Revolving Loans to LIBOR Loans shall forthwith be suspended.

Section 4.4                                   Capital Adequacy Protection.

If Bank shall have determined that the adoption of any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Holder with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful, so long as Bank believes in good faith that such has the force of law or that the failure to so comply would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any of Bank’s capital as a consequence of Bank’s obligations hereunder to a level below that which Bank could have achieved but for such adoption, change or compliance (taking into consideration Holder’s policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that Bank’s capital was fully utilized prior to such adoption, change or compliance) by an amount deemed by Bank in its reasonable judgment to be material, then, upon demand, Borrower shall promptly pay to Bank, from time to time as specified by Bank, such additional amounts as shall be sufficient to compensate Bank for such reduced return, together with interest on each such amount from the date of such specification by Bank until payment in full thereof at the highest rate of interest (other than the default rate of interest) due on the Loans. A certificate of Bank setting forth the amount to be paid to Bank shall, in the absence of manifest error, be presumed conclusive. In determining such amount, Bank shall use any reasonable averaging and attribution methods generally employed by the banking industry under such circumstances.

Section 4.5                                   Indemnity.

In the event of (a) a default by Borrower in the payment of principal of or interest on any LIBOR Loan, (b) the failure by Borrower to complete a borrowing of, conversion into or continuation of a LIBOR Loan after notice thereof has been given, or (c) the making of a repayment or prepayment of a LIBOR Loan (whether such repayment or prepayment is made pursuant to Sections 3.5 or 4.1 hereof, as a result of termination and/or acceleration following an Event of Default, or for any other reason) on a day which is not the last day of the then current Interest Period applicable thereto, Borrower agrees to pay to Bank, in addition to and not in lieu of Additional Costs and any other amount due hereunder (but without duplication as to amounts paid in respect of the required Yield Maintenance Fee), on demand such amount or amounts as shall be sufficient in the reasonable opinion of Bank to compensate Bank for any loss, cost or expense (including, without limitation, costs or losses associated with prepaying or redeploying deposits, whether or not Bank shall have actually funded the Loan with corresponding deposits) incurred as a result of the occurrence of any of the foregoing conditions (a), (b) or (c).  Any demand by Bank for payment pursuant to this Section 4.5 shall be accompanied by a schedule in reasonable detail setting forth its computation of any such loss, cost or expense, such schedule to be conclusive and binding on Borrower absent manifest or demonstrable error.

Section 4.6                                   Payments Free of Taxes and Other Deductions.

Any and all payments by or on behalf of Obligors hereunder and under any of the other Financing Agreements shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current and future taxes, levies, imposts, duties, charges, fees, deductions, withholdings, liabilities, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (collectively or individually called “Taxes”). The parties hereto acknowledge that Obligors shall not be responsible for the payment of any taxes on the overall net income of Bank which may arise as a result of the Loans.  If any such obligation is imposed upon any of the Obligors with respect to any amount payable by it hereunder or under any of the other Financing Agreements, Obligors will pay to Bank on demand after notice from the Bank (if not otherwise paid to the appropriate taxing authority), such additional amount in Dollars as shall be necessary to enable Bank to receive the same net amount which Bank would have received on such due date had no such obligation been imposed upon Obligors.  Obligors will deliver promptly to Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by Obligors hereunder or under such other Financing Agreements.  Obligors will indemnify Bank for the full amount of Taxes paid by Bank and any liability (including penalties, interest and expenses (including reasonable attorneys’ fees and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability prepared by Bank, absent manifest or demonstrable error, shall be final, conclusive and binding for all purposes.  Such indemnification shall be made within ten (10) days after the date Bank makes written demand therefor.

Section 4.7                                   Survival.

All claims by Bank under this Article IV shall be brought within one hundred eighty (180) days of Bank’s actual knowledge of the basis for such claims (which may be after the termination of this Agreement and the payment of the Loans and other Obligations).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1                                   Representations and Warranties.

In order to induce Bank to enter into this Agreement and the other Financing Agreements and to make the Loans and to issue the Letters of Credit, each of the Obligors makes the following representations and warranties to Bank, which shall be deemed made as of the date hereof and as of the date of each Revolving Loan (except to the extent such representation or warranty relates to a specified date, in which case such representation or warranty shall be true and correct as of such date), and shall survive the execution and delivery hereof and each performance hereunder. Any knowledge acquired by Bank shall not diminish Bank’s rights to rely upon such representations and warranties.

(a)                                  Incorporation, Good Standing and Due Qualification.

(i)                                     Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power and authority necessary to own its properties and assets and to carry on the business in which it is now engaged or proposed to be engaged; and (iii) is duly qualified and in good standing to do business as a foreign corporation under the laws of each jurisdiction in which such qualification is required except to the extent such failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

(ii)                                  Each Subsidiary Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation; (ii) has all requisite power and authority necessary to own its properties and assets and to carry on the business in which it is now engaged or proposed to be engaged; and (iii) is duly qualified and in good standing to do business as a foreign corporation under the laws of each jurisdiction in which such qualification is required except to the extent such failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Corporate Authority. Each Obligor has full power and authority to enter into this Agreement and the other Financing Agreements, to make the borrowings and guaranties contemplated herein, to execute and deliver the Notes and the other Financing Agreements as to which they are a party, and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary corporate action. No other consent or approval or the taking of any other action in respect of shareholders or of any public authority is required as a condition to the validity or enforceability of this Agreement, the Notes, the Guaranty Agreements, the other Financing Agreements, or any other instrument, document or agreement delivered in connection herewith or therewith, except in each case as would not reasonable be expected to result in a Material Adverse Effect.

(c)                                  Binding Agreements. This Agreement constitutes, and the Notes, the Guaranty Agreements and the other Financing Agreements executed and/or delivered in connection herewith or therewith, when issued and delivered pursuant hereto for value received shall constitute, the valid and legally binding obligations of each of the Obligors which are a party thereto, enforceable in accordance with their respective terms, except as enforcement may be limited by principles of equity, bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally.

(d)                                 Litigation. Except as set forth in Schedule 5.1(d), as of the date hereof, there are no actions, suits or proceedings pending against any Obligor or any of their properties or assets before any court, Governmental Authority, board of arbitration, or arbitrator, nor to the best of any Obligor’s knowledge, are any actions, suits or proceedings threatened, which, either in any case or in the aggregate, would have a Material Adverse Effect, nor are there any such actions, suits or proceedings which question the validity of this Agreement, the Notes, the Guaranty Agreements,  any of the other Financing Agreements, or any action to be taken in connection with the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, there are no proceedings now pending nor threatened with respect to the operation of the business of any of the Obligors before the National Labor Relations Board, State Commission on Human Rights and Opportunities, State Department of Labor, U.S. Department of Labor or any other Governmental Authority having jurisdiction of employee rights with respect to hiring, tenure and conditions of employment. No Obligor has received any summons, citation, directive, letter, or other communication from any Governmental Authority concerning any intentional or unintentional violation or alleged violation of any Environmental Laws which may, in any one case or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)                                  No Conflicting Law or Agreements. The execution, delivery and performance by each of the Obligors of this Agreement, the Notes, the Guaranty Agreements and the other Financing Agreements to which they are a party: (i) do not violate any provision of the charter documents or By-laws of any Obligor, (ii) do not violate any order, decree or judgment, or any provision of any statute, rule or regulation, (iii) do not violate or conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a default under any material shareholder agreement, stock preference agreement, mortgage, indenture or other contract or undertaking to which any Obligor is a party, or by which any of their properties is bound, and (iv) do not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any property or assets of any Obligor in favor of any Person.

(f)                                    Taxes. With respect to all taxable periods of each Obligor that remain open and subject to adjustment under applicable statutes of limitation, each Obligor has filed all tax returns which are required to be filed and all federal, state, municipal, franchise and other taxes shown on such filed returns have been paid or are being diligently contested, in good faith, by appropriate proceedings and have been reserved against as required by GAAP.

(g)                                 Financial Information. All factual written data, reports and information which any Obligor has heretofore delivered or caused to be so delivered to Bank in connection with this Agreement are complete and correct in all material respects, contain no material omission or misstatement and fairly present the Consolidated and consolidating financial condition of the Obligors as of the dates and for the periods referred to and have been prepared in accordance with GAAP consistently applied by the Obligors throughout the periods involved (other than any forecasts, projections or other forward-looking information, as to which no representation is being made hereunder). All financial and other information submitted by any Obligor to Bank, whether previously or in the future, is and will be true and correct in all material respects, and is and will be complete insofar as may be necessary to give Bank a true and accurate knowledge of the subject matter.

(h)                                 Adverse Developments. Since the date of the most recent financial statements of the Obligors delivered to Bank, there has occurred no event or condition which would have a Material Adverse Effect.

(i)                                     Existence of Indebtedness. As of the date hereof, set forth on Schedule 5.1(i) is a complete and accurate list of all existing Indebtedness of the Obligors (other than Indebtedness owing to trade creditors) to any Person or entity (except Bank), including without limitation, all Indebtedness owing to any officer, director, shareholder and employee (in the aggregate) of each of the Obligors, showing as of the date hereof the principal amount outstanding thereunder and all Liens and security interests of any nature given or agreed to be given as security therefor.

(j)                                     Existence of Assets and Title Thereto. Each Obligor has good title to or rights in its properties and assets, including the properties and assets reflected in the financial statements referred to above. As of the date hereof, such properties and assets are not subject to any mortgage, pledge, Lien, lease, encumbrance or charge except as set forth on Schedule 5.1(j).

(k)                                  Regulations T, U and X. No portion of the proceeds of the borrowings hereunder are being used and will not be used, directly or indirectly, for the purposes of purchasing or carrying any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in violation, or which would cause Bank to be in violation, of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System.

(l)                                     Compliance. No Obligor is in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or official and no Obligor is in violation of any material law, statute, rule or regulation to which it or its properties is subject, where such default or violation would have a Material Adverse Effect. Each Obligor further represents that it has not received notice of any such default from any party; and is not in default in the payment or performance of any of its obligations to any third parties or in the performance of any mortgage, indenture, lease, contract or other agreement to which it is a party or by which any of its assets or properties is bound, where, in any such case, such default or violation would have a Material Adverse Effect.

(m)                               Leases. Each Obligor enjoys quiet and undisturbed possession under all material leases under which it is operating, and all of such material leases are valid and subsisting and to is knowledge not in default.

(n)                                 Pension Plans.

(i)                                     No fact, including but not limited to any “reportable event”, as that term is defined in Section 4043 of ERISA exists in connection with any Plan of any Obligor or of and Person affiliated with any Obligor (collectively, the “Companies”), under Sections 414(b), (c), (m), (n) and (o) of the Internal Revenue Code of 1986, as amended (the “Code”) which might constitute grounds for termination of any such Plan by the Pension Benefit Guaranty Corporation (the “PBGC”), or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan;

(ii)                                  No “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code exists or will exist upon the execution and delivery of this Agreement and the other Financing Agreements, or the performance by the parties hereto or thereto of their respective duties and obligations hereunder and thereunder;

(iii)                               Each of the Companies have made or accrued all contributions due under the terms of the Plans, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any “pension plan”, as defined in Section 3 of ERISA, that is subject to Title IV of ERISA, and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan on a plan termination basis (using PBGC actuarial assumptions), as determined on the most recent valuation date of the Plan and in accordance with ERISA and each of the Companies agrees to do all acts, including, but not limited to, timely making all contributions necessary to maintain compliance with ERISA or the Code, and agrees not to terminate any such Plan in a manner or do or fail to do any act which could result in the imposition of a Lien on any of its properties pursuant to Section 4068 of ERISA;

(iv)                              None of the Companies sponsors or maintains, and has never contributed to, and has not incurred any withdrawal liability under a “multi-employer plan” as defined in Section 3 of ERISA and none of the Companies has any written or verbal commitment of any kind to establish, maintain or contribute to any “multi-employer plan” under the Multi-employer Pension Plan Amendment Act of 1980;

(v)                                 None of the Companies has any unfunded liability in contravention of ERISA and the Code;

(vi)                              Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service (the “IRS”) stating that the Plan is so qualified and such determination continues to be in full force and effect.  All amendments requested by the IRS in connection with the issuance of a favorable determination action letter have been adopted by the Plan on or before the date prescribed by the regulations under Section 401(b) of the Code;

(vii)                           Each of the Plans complies currently, and has complied in the past, both as to form and operation, in all material respects, with its terms and with the applicable provisions of the Code and ERISA, and all applicable regulations thereunder and all applicable rules issued by the Internal Revenue Service, U.S. Department of Labor and the PBGC, and each Plan intended to qualify under Section 401(a) of the Code is and remains a “qualified” plan under the Code;

(viii)                        No actions, suits or claims are pending (other than routine claims for benefits) against any Plan, or the assets of any such Plan;

(ix)                                The Companies have performed all obligations required to be performed by it under any Plan and the Companies are not in default, or in violation of any Plan, and have no knowledge of any such default or violation by any other party to any and all Plans;

(x)                                   No liability has been incurred by any of the Companies to the PBGC or to participants or beneficiaries on account of any termination of a Plan subject to Title IV of ERISA, no notice of intent to terminate a Plan has been filed by (or on behalf of) any of the

Companies pursuant to Section 4041 of ERISA and no proceeding has been commenced by the PBGC pursuant to Section 4042 of ERISA;

(xi)                                No Plan has entered into a loan to acquire “qualifying employer securities” (as defined in Section 4975(e)(8) of the Code) and, accordingly, the Companies are under no obligation to make contributions to such Plan to satisfy any debt obligation of the Plan;

(xii)                             No Plan has acquired securities of any of the Companies after December 31, 1986 and the Companies have not contributed securities to a Plan after December 31, 1986;

(xiii)                          The reporting and disclosure provisions of the Securities Act of 1933 and Securities Exchange Act of 1934, to the extent applicable, have been complied with for all such Plans;

(xiv)                         None of the Companies maintains a Plan that is a welfare benefit plan, as that term is defined in Section 3(l) of ERISA, that provides coverage for any period of time beyond termination of employment (except to the extent required by Section 4980B of the Code);

(xv)                            All Plans that are health plans, as that term is defined in the Health Insurance Portability Act of 1996 (“HIPAA”), comply with all applicable provisions of HIPAA;

(xvi)                         Except as set forth on Schedule 5.1(n), no Plan that is a welfare plan, as that term is defined in Section 3(1) of ERISA, is self-funded;

(xvii)                      None of the Companies maintains a Plan that is a cash balance plan; and

(xviii)                 Except as set forth on Schedule 5.1(n), no Plan assets of a Plan described in paragraph (vi) above are invested in insurance products.

(o)                                 Office. The chief executive office and principal place of business of each of the Obligors is at the address set forth in the first paragraph of this Agreement, or at such other place as may from time to time be designated by any of the Obligors in accordance with Section 7.4(a) hereof.

(p)                                 Places of Business.

(i)                             Schedule 5.1(p)(i) lists completely and correctly as of the date hereof all real property owned by each of the Obligors and the addresses thereof.

(ii)                          Schedule 5.1(p)(ii) lists completely and correctly as of the date hereof all real property leased by each of the Obligors and the addresses thereof. Each Obligor has valid leases in all of the real property that it leases as set forth on Schedule 5.1(p)(ii).

(q)                                 Contingent Liabilities. Other than in the ordinary course of its business and except for the Guaranty Agreements, no Obligor is a party to any suretyship, guarantyship, or other similar type agreement; nor has it offered its endorsement to any individual, concern, corporation or other entity or, to the best of each Obligor’s knowledge, acted or failed to act in any manner which would in any way create a contingent liability that does not appear in the financial statements referred to hereinbefore.

(r)                                    Contracts. No contract, governmental or otherwise, to any Obligor is a party, is subject to renegotiation of any material terms, nor is any Obligor in default of any material contract where such default would have a Material Adverse Effect.

(s)                                  Unions, Labor Disputes and Acts of God. No Obligor is a party to any collective bargaining or union agreement. No Obligor knows of any threatened work stoppage by any members of its work force. As of the date hereof, there are no strikes, lockouts or slowdowns against any Obligor pending or, to the knowledge of each Obligor, threatened.  To each Obligor’s knowledge, the hours worked by and payments made to employees of the Obligors have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  The business and Premises and other assets of the Obligors have not been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God, or other casualty (whether or not covered by insurance) which could, in any one case or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)                                    Licenses. To the best of each Obligor’s knowledge, each Obligor has all licenses, permits and other permissions required by any Government Authority, or from any licensing entity necessary for the conduct of its business, all of which each such Obligor represents to be in good standing and in full force and effect, except as would not reasonably be expected to result in a Material Adverse Effect.

(u)                                 Assets. Each Obligor is and shall continue to be the legal and beneficial owner of its properties and assets free and clear of all Liens, encumbrances, security interests and claims, except for Permitted Liens.

(v)                                 Parent, Affiliate or Subsidiary Corporations, Shareholders of each Obligor. Borrower has no parent corporation; Precision, Telic and BAC are each a wholly owned Subsidiary of Borrower; Speedring and Speedring Systems are each a wholly owned Subsidiary of Precision; Borrower has no direct or indirect Subsidiaries other than the Subsidiary Guarantors and, except as set forth on Schedule 5.1(v), Borrower has no other Affiliates.

(w)                               Environmental Matters. Except as disclosed on Schedule 5.1(w) hereto:

(i)                                     None of the Premises contain any Contaminants in amounts or concentrations which (A) constitute, or constituted a violation of, (B) require Remedial Action under, or (C) could give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)                                  The Premises and all operations of Obligors are in compliance, and in the last five years have been in compliance, with all Environmental Laws and all necessary environmental permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(iii)                               There have been no Releases or threatened Releases at, from, under or proximate to any of the Premises or otherwise in connection with the operations of any Obligor, which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv)                              No Obligor has received any notice of an Environmental Claim, and to Obligors’ knowledge no Environmental Claims are pending, in connection with any of the Premises or the operations of any Obligor which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(v)                                 Contaminants have not been transported from any of the Premises, nor have Contaminants been generated, treated, stored or disposed of at, on or under any of the Premises in a manner that could give rise to liability under any Environmental Law which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(x)                                   Material Judgments. No Obligor has any unsatisfied material judgment.

(y)                                 No Defaulting Event. No Defaulting Event has occurred and is continuing, and there has not occurred since the date hereof any event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(z)                                   Solvency. Each Obligor is and shall at all times continue to be Solvent.

(aa)                            Fiscal Year.  The fiscal year of each Obligor for financial accounting purposed ends on December 31 of each calendar year.

(bb)                          No Broker’s Fees, etc.                           No Obligor is obligated to pay any brokerage commissions, finder’s fees or appraisal fees in connection with the transactions contemplated by this Agreement.

(cc)                            Investment Company Act, Public Utility Holding Company Act. No Obligor is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

(dd)                          Insurance.  Schedule 5.1(dd) sets forth a true, complete and correct description of all insurance maintained by the Obligors as of the date hereof. As of such date, such insurance is in full force and effect and all premiums have been duly paid. Each Obligor has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

(ee)                            Merger Documents; Representations and Warranties in Merger Agreement.

(i)                                   Bank has been furnished true and complete copies of each Merger Document to the extent executed and delivered on or prior to the date hereof.

(ii)                                All representations and warranties of Borrower set forth in the Merger Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the date hereof as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(ff)                                Foreign Assets Control Regulations.  None of the requesting or borrowing of the Loans or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, no Obligor nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

ARTICLE VI

CONDITIONS OF LENDING

Section 6.1                                   Conditions Precedent to Initial Loans.

Subject to the further conditions set forth in Section 6.2 hereof, the effectiveness of this Agreement and the obligation of Bank to make the Loans and to extend any Letter of Credit under this Agreement is subject to the prior satisfaction of the following conditions:

(a)                                  Agreement, Notes, Bank Swap Agreement. Bank shall have received this Agreement, the Notes drawn to its order in the forms of Exhibit A and Exhibit B and the Bank Swap Agreement, all duly executed by Borrower and the Subsidiary Guarantors, as applicable.

(b)                                 Evidence of Corporate Action; Incumbency; Good Standing. Bank shall have received: (i) certified copies of all corporate action (in form, scope and substance reasonably satisfactory to Bank) taken by Borrower and each Subsidiary Guarantor to authorize the execution, delivery and performance of this Agreement, the Notes, the Guaranty Agreements, the Bank Swap Agreement, and the other Financing Agreements, and the borrowings and guaranties to be made hereunder and thereunder, together with such other papers as Bank or its counsel may require; (ii) without limiting the generality of the foregoing, Bank shall have received certificates, dated as of the date of this Agreement, of the Secretary of Borrower and each Subsidiary Guarantor, certifying the names and true signatures of each officer of Borrower and each Subsidiary Guarantor who has been authorized to sign the Financing Agreements and the other documents to be delivered by Borrower or any of the Subsidiary Guarantors under this Agreement; (iii) copies of the certificate of incorporation (certified by the Secretary of the State of the state of organization with respect to Borrower and each Subsidiary Guarantor) and bylaws of Borrower and each Subsidiary Guarantor; and (iv) Certificates of Good Standing or Legal Existence, as the case may be, issued by the Secretary of State of the states of organization and qualification of Borrower and each Subsidiary Guarantor, evidencing that Borrower and each Subsidiary Guarantor are corporations legally existing in their respective states of their organization and in each state where they are qualified to do business.

(c)                                  Guaranty Agreements. Bank shall have received a Guaranty Agreement duly executed by each of the Subsidiary Guarantors.

(d)                                 Merger. Bank shall have reviewed, and be reasonably satisfied with, the final terms and conditions of the Merger Documents and the Merger shall be consummated on the date hereof in all material respects in accordance with the terms hereof and of the Merger Documents (as so reviewed and approved by Bank), without waiver or amendment of any such terms that has not been previously approved by Bank unless and to the extent that any such waiver or amendment could not reasonably be deemed to be materially adverse to the interests of Bank.

(e)                                  Opinion of Counsel. Bank shall have received a favorable written opinion of independent counsel for Borrower and each Subsidiary Guarantor and accompanied by such supporting documents as Bank or its counsel reasonably may require.

(f)                                    Commitment Fee. The $40,000 Commitment Fee shall have been paid in full in Dollars.

(g)                                 Further Documents.  Bank shall have received such further documents, instruments and agreements as Bank may reasonably request.

Section 6.2                                   Conditions Precedent to Each Loan.

The obligation of Bank to make a Loan (including, without limitation, the initial Revolving Loan) and to extend any Letter of Credit (including, without limitation, the initial Letter of Credit ) on the occasion of each request therefore shall be subject to the further conditions precedent that on the date of such Loan or extension of Letter of Credit (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by Borrower of the proceeds of such Revolving Loan and/or the giving of the applicable Notice of Issuance and issuance by Bank of the Letter of Credit shall constitute a representation and warranty by Borrower that both on the date of such notice and on the date of such borrowing or issuance, as the case may be, such statements are true):

(i)                                     Absence of Termination or Defaulting Event. Neither Bank nor Borrower shall have terminated the Facility, nor shall a Defaulting Event exist or have occurred, or would exist or occur as a result of such borrowing or issuance or from the application of the proceeds thereof;

(ii)                                  No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing; and

(iii)                               Truth of Representations and Warranties. All of the representations and warranties set forth in Article V hereof are true and correct in all material respects on and as of such date, before and after giving effect to such borrowing or issuance and to the application of proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such borrowing or issuance, in which case as of such specific date;

and (b) Bank shall have received such further documents, instruments and agreements as Bank may reasonably request.

ARTICLE VII

COVENANTS

A.                                    Affirmative Covenants.

Each Obligor covenants and agrees that from the date hereof until payment and performance in full of all Obligations (other than contingent indemnity Obligations for which no claim has been asserted), and until the termination of this Agreement and the Bank Swap Agreement, unless Bank otherwise consents in writing, which consent shall not be unreasonably withheld or delayed, each Obligor shall:

Section 7.1                                   Reporting Requirements.

Deliver or cause to be delivered to Bank:

(a)                                  as soon as practicable and, in any event, within forty-five (45) days after the close of each of the first three (3) fiscal quarters of Borrower: (i) internally prepared Consolidated and consolidating financial statements of Borrower, including a balance sheet as of the end of each such quarter and statements of income, expense and cash flows for such quarter and for the portion of Borrower’s fiscal year to date then ended, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding period, and certified by the chief financial officer as being accurate and fairly presenting the financial position of Borrower, and (ii) a certificate (a “Covenant Compliance Certificate”) executed by its president or chief financial officer which shall state, among other things, that: (A) Borrower has complied, and is then in compliance, with all the terms, covenants and conditions of this Agreement and the other Financing Agreements which are binding upon it, including without limitation, the Financial Covenants set forth in Article VII C. hereof; (B) there exists no Defaulting Event; and (C) the representations and warranties contained herein and in the other Financing Agreements are true and correct in all material respects with the same effect as though such representations and warranties had been made at the time of the delivery of such Covenant Compliance Certificate, other than any such representations or warranties that, by their terms, refer to a specific date, in which case as of such specific date, and which shall set forth, in sufficient detail, Borrower’s calculation of the Financial Covenants set forth in Article VII C. hereof;

(b)                                 as soon as practicable and, in any event, within ninety (90) days after the close of each fiscal year of Borrower (i) audited Consolidated and internally prepared consolidating financial statements of Borrower, including a balance sheet and statements of income, expense, retained earnings and cash flows for the year then ended, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial position or results of operations of any change in the application of accounting principles during the year accompanied by a report thereon containing an opinion of a firm of independent certified public accountants selected by Borrower and acceptable to Bank, and (ii) a Covenant Compliance Certificate;

(c)                                  promptly upon Bank’s written request, such other information about the financial condition and operations of Borrower and any other Obligor as Bank reasonably may, from time to time, request; and

(d)                                 promptly upon becoming aware of the occurrence of any Defaulting Event, written notice of such occurrence signed by the president or chief financial officer of Borrower describing such occurrence and the steps, if any, being taken to cure the Defaulting Event.

Section 7.2                                   Insurance.

Keep its properties insured against fire and other hazards (so-called “All Risk” coverage) in amounts and with companies reasonably satisfactory to Bank to the same extent and covering such risks as is customary in the same or a similar business; maintain public liability coverage, including without limitation, products liability coverage, against claims for personal injuries or death; and maintain all worker’s compensation, employment or similar insurance as may be required by applicable law. Each Obligor hereby indemnifies Bank against any loss or damage to any assets or properties of the Obligors which are not insured by Borrower or any of the other

Obligors and for any deficiency in any effective insurance coverage required to be maintained by any Obligor pursuant to this Section, which indemnification obligation shall constitute part of the Obligations.

Section 7.3                                   Tax and Other Liens.

Comply with all statutes and government regulations and pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it or its property which, if unpaid, might become a Lien or charge against it or its properties, except liabilities being contested in good faith and against which Borrower and/or the applicable Subsidiary Guarantor shall set up adequate reserves in accordance with GAAP.

Section 7.4                                   Place of Business, Maintenance of Existence.

(a)                                  Maintain its principal place of business and chief executive offices at the address set forth in the first paragraph of this Agreement, unless the applicable Obligor shall have given Bank ten (10) days prior written notice of any change in such places of business.

(b)                                 Preserve and maintain its existence in its current form of organization in the jurisdiction of its organization, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to remain so qualified would not have a Material Adverse Effect.

Section 7.5                                   Litigation.

Promptly advise Bank of the commencement of any action, suit, proceeding or investigation of any kind pending against any Obligor before any court, tribunal or administrative agency or board which, if adversely determined, would reasonably be expected to, either in any case or in the aggregate, have a Material Adverse Effect on Borrower or on its Subsidiaries taken as a whole, or materially impair the right of Borrower or of its Subsidiaries taken as a whole to carry on business substantially as now conducted, or which questions the validity of any of the Financing Agreements or any action taken or to be taken pursuant hereto or thereto.

Section 7.6                                   Maintenance of Books and Records, Existence and Compliance.

Maintain accurate current and complete books and records of all financial affairs and transactions, maintain and preserve its corporate existence, comply with all valid and applicable statutes, rules and regulations binding upon it.

Section 7.7                                   ERISA.

Maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and make all required contributions to any Plan subject to Section 412 of the Code. Additionally, each Obligor shall immediately notify Bank of:

(a)                                  any event which causes it to fail to comply in all material respects with ERISA or any event or condition with respect to a Plan that could reasonably be expected to result in a Material Adverse Effect;

(b)                                 the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA;

(c)                                  the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d)                                 any notice from the IRS with respect to any defect relating to the qualification of any Plan;

(e)                                  the voluntary or involuntary correction of any material form or operational defect with respect to any Plan or the failure to correct any known material defect;

(f)                                    the imposition of any retroactive rate increase or other charge with respect to any Plan that is a welfare benefit plan, as that term is defined in Section 3(l) of ERISA;

(g)                                 a material increase in the unfunded pension liability of any Plan that is a qualified plan under Section 401(a) of the Code;

(h)                                 the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code; or

(i)                                     the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or unfunded pension liability.

Section 7.8                                   Notice of Certain Events.

Give prompt written notice to Bank of:

(a)                                  any material dispute that arises between any Obligor and any governmental regulatory body or law enforcement agency;

(b)                                 any labor controversy resulting in a strike or work stoppage against any Obligor;

(c)                                  any proposal by any public authority to acquire a material portion of the assets or business of any Obligor;

(d)                                 any change of the name, identity or corporate structure of any Obligor;

(e)                                  any event, other than as disclosed in this Agreement, by virtue of which or in connection with which any Obligor has received written notice of an Environmental Claim reasonably expected to have a Material Adverse Effect; and

(f)                                    any other matter which has or is reasonably likely to have a Material Adverse Effect.

Section 7.9                                   Audit and Appraisals by Bank; Fees.

Permit Bank or its agents to audit the books and records of each of the Obligors and to conduct or cause to be conducted audits of each Obligor’s assets at such times during normal business hours, upon reasonable notice, and in such manner and detail as Bank deems reasonably necessary, in Bank’s discretion, provided that so long as no Event of Default has occurred and is continuing, such audits shall be conducted no more frequently than once per year and shall be conducted without material disruption to Obligors. In the event any such audit is conducted at a time when an Event of Default has occurred and is then continuing, Borrower shall promptly pay or reimburse to Bank reasonable audit fees per man per day and any out of pocket expenses incurred in connection with any such audit. Bank may charge any such audit and out-of-pocket expenses to the Revolving Loan Account.

Section 7.10                            Notice of Reportable Events.

Upon the occurrence of any “Reportable Event” as defined in Section 4043 of the Code, with respect to any Plan now or hereafter maintained by any Obligor to which such statute may be applicable, whether or not notice thereof is required to be given to any Person, governmental agency or the PBGC, give prompt written notice of such occurrence to Bank signed by the president or chief financial officer of Borrower describing such occurrence and the steps, if any, being taken to cure the Reportable Event.

Section 7.11                            Maintenance of Bank Accounts.

Maintain at least one (1) operating account with the Bank at all times.

Section 7.12                            New Subsidiary Guarantors.

Cause each Subsidiary of Borrower, including, but not limited to, Telic, to become a party to this Agreement and to become a Subsidiary Guarantor by executing and delivering to Bank a Joinder Agreement or such comparable documentation in form and substance reasonably satisfactory to the Bank.

Section 7.13                            Properties.

Maintain its assets and properties necessary for the operation of its business in good repair, working order and operating condition (ordinary wear and tear and obsolete assets no longer used in its business excepted) and not knowingly permit any of same to be abused or misused.

Section 7.14                            Defend Properties.

Defend all of its material assets and properties necessary for the operation of its business against all claims and demands of all Persons (other than holders of Permitted Liens) at any time claiming the same or any interest therein.

Section 7.15                            Use of Proceeds.

Use the proceeds of the Loans only for the purposes and subject to the limitations specified herein.

Section 7.16                            Further Assurances.

Execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that Bank may reasonably request, in order to effectuate the transactions contemplated by the Financing Agreements.

B.                                    Negative Covenants

Each Obligor covenants and agrees that from the date hereof until payment and performance in full of all Obligations, and until the termination of this Agreement and the Bank Swap Agreement, unless Bank otherwise consents in writing, which consent shall not be unreasonably withheld or delayed, no Obligor shall:

Section 7.17                            Encumbrances.

Except for Permitted Liens, incur or permit to exist any Lien, mortgage, charge or other encumbrance against any of its real or personal property assets , whether now owned or hereafter acquired.

Section 7.18                            Negative Pledge.

Make or enter into any agreement with any lender (other than Bank) which prohibits, restricts or in any way limits any Obligor’s ability to incur or permit to exist any Lien, mortgage, charge or other encumbrance against any of its real or personal property assets (other than assets which are then subject to Permitted Liens), whether now owned or hereafter acquired, in favor of Bank.

Section 7.19                            Limitation on Indebtedness.

Create, incur or guarantee any Indebtedness or obligation for borrowed money (including without limitation, any reimbursement obligations for any letter of credit issued by any financial institution) from, or issue or sell any of its obligations to, any lender other than Bank, provided that so long as no Defaulting Event has occurred and is then continuing and, after giving effect to any such borrowing or guarantee, no Defaulting Event would occur and be continuing, the Obligors shall be relieved from the restrictions of this covenant with respect to: (a) unsecured Indebtedness and/or purchase money Indebtedness for borrowed money or Capital Leases secured by purchase money Liens permitted under clause (e) of the definition of the term “Permitted Liens” contained in Section 1.1 hereof, provided that the aggregate principal amount of all Indebtedness permitted under this subsection (a) shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding; (b) Indebtedness arising from endorsement of negotiable instruments for collection in the ordinary course of business; (c) accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business; and (d) subordinated debt which is permitted by the Bank in its reasonable discretion.

Section 7.20                            Contingent Liabilities.

Assume, guarantee, endorse or otherwise become liable upon the obligations of any Person, firm or corporation other than Bank, or enter into any purchase or option agreement or other arrangement having substantially the same effect as such a guarantee, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and except that any Obligor may do so with respect to Indebtedness of another Obligor which is permitted under Section 7.19 hereof.

Section 7.21                            Consolidation, Merger or Acquisitions.

Except for the Merger, enter into any transaction of merger or consolidation or acquire by purchase or otherwise all or substantially all of the business, property or assets of, or stock or other evidence of beneficial ownership of, any Person or entity, provided that the Borrower shall be relieved from the restrictions of this covenant with respect to a Permitted Acquisition so long as (a) no Defaulting Event has occurred and is then continuing, (b) after giving effect to such Permitted Acquisition, no Defaulting Event would occur and be continuing, and (c) in connection with such Permitted Acquisition, Borrower shall have complied with each of the conditions set forth in the definition of “Permitted Acquisitions” contained in Section 1.1 hereof.

Section 7.22                            Loans, Advances, Investments.

Make or permit to exist any loans or advances to, or purchase any stock, other securities or evidences of Indebtedness of, or make or permit to exist any investment or acquire any other interest whatsoever in, any Affiliate (including without limitation, any partnership, joint venture, joint stock corporation or parent or Subsidiary) or any other Person, except (a) with respect to the Merger, (b) to the extent otherwise permitted pursuant to Section 7.21 hereof, and (c)

intercompany transactions among Obligors, and except that any Obligor may own, purchase or acquire (i) prime commercial paper due within one (1) year from the date of purchase and payable in United States dollars, (ii) certificates of deposit in United States commercial banks (having capital resources in excess of $20,000,000.00) due within one (1) year from the date of purchase and payable in United States dollars, (iii) obligations of the United States government or any agency thereof, (iv) obligations guaranteed directly by the United States government, (v) repurchase agreements of United States commercial banks (having capital resources in excess of $20,000,000.00) for terms of less than one (1) year, and/or (vi) eurodollar deposits with maturities of ninety (90) days or less.

Section 7.23                            Acquisition of Stock.

Except with respect to the Merger, purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire any capital stock of any Obligor, whether now or hereafter outstanding; provided that Borrower may do so with respect to its capital stock in open market transactions so long as (a) no Defaulting Event has occurred and is continuing, and (b) after giving effect to any such payment or declaration, no Defaulting Event would occur and be continuing.

Section 7.24                            Distributions.

Declare or pay or permit any Subsidiary to declare, pay or make any Distribution, provided that so long as (a) no Defaulting Event has occurred and is continuing, and (b) after giving effect to any such payment or declaration, no Defaulting Event would occur and be continuing, Borrower and each Subsidiary may declare or pay dividends to its shareholders.

Section 7.25                            Sale and Lease of Assets.

Sell, lease or otherwise dispose of any of its assets, except for (a) sales of inventory in the ordinary course of its business, (b) the disposal of assets no longer used in its business, (c) sales of other assets (including, but not limited to, the stock of a Subsidiary) provided that immediately prior to such sale Borrower delivers to the Bank a Covenant Compliance Certificate which includes financial covenant calculations on a Pro Forma Basis for the four fiscal quarters immediately following such sale, and (d) intercompany transfers among Obligors.

Section 7.26                            Name Changes; Change of State of Incorporation.

Change its corporate name, conduct its business under any trade name or style other than as set forth in this Agreement or change the State or Country of its incorporation or formation, unless in each case Borrower or such Subsidiary shall have given Bank ten (10) days prior written notice thereof.

Section 7.27                            Prohibited Transfers.

Except as otherwise permitted pursuant to Section 7.23 and Section 7.25 hereof, transfer, in any manner, either directly or indirectly, any cash, property, or other assets to any parent or Affiliate, other than (i) transactions made in the ordinary course of business and for fair consideration on terms no less favorable (considered as a whole) than if such transactions had been an arms-length transaction between such Obligor and an unaffiliated entity, and (ii) intercompany transactions among Obligors.

Section 7.28                            Leasebacks.

Lease any real estate or other Capital Asset from any lessor who shall have acquired such property from Borrower or such Subsidiary.

Section 7.29                            ERISA.

Knowingly engage in a violation of ERISA’s fiduciary responsibility rules with respect to any Plan or knowingly engage in a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

C.                                    Financial Covenants.

Borrower covenants and agrees that from the date hereof until payment and performance in full of all Obligations, and until the termination of this Agreement and the Bank Swap Agreement, unless Bank otherwise consents in writing, Borrower shall not:

Section 7.30                            Consolidated Fixed Charge Coverage Ratio.

Permit its Consolidated Fixed Charge Coverage Ratio to be less than 1.50-to-1.0 as of the end of each fiscal quarter of Borrower for the then ended Rolling Period.

Section 7.31                            Consolidated Interest Coverage Ratio.

Permit its Consolidated Interest Coverage Ratio to be less than 2.0-to-1.0 as of the end of each fiscal quarter of Borrower.

Section 7.32                            Consolidated Funded Debt-to-Consolidated EBITDA Ratio.

Permit the ratio of its Consolidated Funded Debt-to-Consolidated EBITDA Ratio to be greater than 2.0-to-1.0 as of the end of each fiscal quarter of Borrower.

ARTICLE VIII

EVENTS OF DEFAULT, ACCELERATION

Section 8.1                                   Events of Default, Acceleration.

If any one or more of the following events (herein each called an “Event of Default”) shall occur and be continuing: (a) failure of Borrower to pay principal, interest or any other sum due hereunder or under any of the Notes or the Bank Swap Agreement within five (5) days after the date it is otherwise due and payable; (b) failure of Borrower to pay the outstanding Obligations arising under the Facility immediately upon termination of the Facility by Bank or Borrower; (c) failure of any Obligor to pay any other Obligation within five (5) days after the date it is otherwise due and payable; (d) breach of any covenant or agreement contained in, or failure by any Obligor to perform any act, duty or Obligation as required by, this Agreement which continues uncured for a period of thirty (30) days, whether or not consecutive; (e) the making by any Obligor of any misrepresentation of a material fact to Bank; (f) if there shall remain in force, undischarged, unsatisfied and unstayed, for more than ninety (90) days, whether or not consecutive, any final judgment (after all applicable appeals have been exhausted) against any Obligor, which individually or together with other undischarged, unsatisfied and unstayed final judgments against any Obligor, exceeds $500,000; (g) the filing, making or issuance of any material levy, seizure, attachment, judgment or injunction upon or against any Obligor or any material part of its assets which is not released, dissolved, stayed or bonded to the reasonable satisfaction of Bank within ninety (90) days thereafter; (h) insolvency (inability to pay its debts as they mature or where its assets are not in excess of its liabilities as determined in accordance with GAAP) of any Obligor, or dissolution, business failure, appointment of a receiver or custodian, assignment for the benefit of creditors or the commencement of any proceedings under any bankruptcy or insolvency law by, against or of any Obligor, which, in the case of an involuntary proceeding, is not dismissed within sixty (60) days after the date of the filing thereof; (i) calling of a meeting of creditors, appointment of a committee of creditors or liquidating banks, or offering of a composition extension to creditors by, for or of any Obligor; (j) the loss, revocation or failure to renew any regulatory license and/or permit now held or hereafter acquired by any Obligor which has a Material Adverse Effect; (k) the occurrence of a default or event of default (howsoever defined) under any of other Financing Agreements or under any other instrument, document or agreement evidencing, governing and/or securing any other Indebtedness owing by any Obligor to Bank, whether now existing or hereafter arising; (l) if any Obligor shall default (as principal or guarantor or other surety) in the payment of any principal or interest, regardless of the amount, due in respect of Indebtedness in the principal amount in excess of $500,000, or shall default in the performance of or compliance with any other obligation contained in any agreement or instrument evidencing or securing such Indebtedness, and such default gives to the holder of such Indebtedness the right to accelerate the Indebtedness (whether or not the holder has, in fact, accelerated such Indebtedness), and such default shall continue for longer than the period of grace, if any, specified therein; (m) the service of any process upon Bank seeking to attach or garnish by mesne or trustee process any funds of any Obligor in excess of $500,000 which are on deposit with Bank, except where the enforcement of such attachment or garnishment is contested by such Obligor and such funds continue to remain on deposit, or such attachment or garnishment is Bank bonded to the reasonable satisfaction of Bank; (n) any

Subsidiary Guarantor shall revoke or attempt to revoke its Guaranty Agreement, or any Guaranty Agreement is otherwise terminated for any reason whatsoever (other than in connection with a permitted sale of the capital stock of any Subsidiary Guarantor); (o) the PBGC makes a determination that there has occurred an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or for the appointment of a Trustee to administer, any Plan of any Obligor; and (p) except for Permitted Liens, any Lien shall exist on any of the properties or assets of any Obligor, then, (1) upon the happening of any Event of Default set forth in subsections (h) and (i) above, any requirement upon Bank to make further Loans and to extend or renew further Letters of Credit shall, notwithstanding any time or credit allowed by any note or agreement, automatically and immediately terminate and any and all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest or other notice or requirements of any kind, all of which are expressly waived by each of the Obligors, and (2) upon the happening of any one or more of the other Events of Default, any requirement upon Bank to make further Loans and to extend or renew further Letters of Credit shall, at the option of Bank and notwithstanding any time or credit allowed by any note or agreement, terminate and any and all Obligations shall, at the option of Bank, become immediately due and payable, without presentment, demand, protest, notice of protest or other notice or requirements of any kind, all of which are expressly waived by each of the Obligors. In addition to the foregoing, upon (x) the occurrence of any Event of Default and at any time thereafter during the continuance of such event, or (y) the prepayment in full of the Term Loan for any reason whatsoever, Bank may, at its option, terminate the Bank Swap Agreement, whereupon Borrower shall be liable to Bank for all Obligations arising under or in connection with such terminated Bank Swap Agreement, including without limitation, all amounts due to Bank as a result of the early termination thereof.

ARTICLE IX

RIGHTS AND REMEDIES OF BANK

Section 9.1                                   Remedies of Bank.

Upon the occurrence and during the continuance of any Event of Default, Bank shall have in any jurisdiction where enforcement hereof is sought, all rights and remedies which Bank may have under law and equity and Bank may proceed to enforce any such rights and exercise any such remedies, whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement, the Notes or the other Financing Agreements, or in aid of the exercise of any power granted in either this Agreement or the Notes or any other Financing Agreement, or it may proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of such rights, or proceed to enforce any legal or equitable right which Bank may have by reason of the occurrence of such Event of Default.

Section 9.2                                   Specific Powers.

Bank may at any time after the occurrence of an Event of Default, at Bank’s sole discretion: (a) exercise all rights granted in this Agreement and the other Financing Agreements; and (b) do any and all things necessary and proper to carry out the purposes contemplated in this Agreement, the other Financing Agreements and any other agreement between the parties.

Section 9.3                                   Cumulative Remedies.

The enumeration of Bank’s rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and shall be in addition to any other right or remedy given hereunder or under any other agreement between the parties or which may now or hereafter exist in law or at equity or by suit or otherwise. No delay or failure to take action on the part of Bank in exercising any right, power or privilege hereunder or under any of the other Financing Agreements shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Defaulting Event.

ARTICLE X

TERMINATION

Section 10.1                            Term and Termination.

(a)                                  The Facility. Unless sooner terminated as a result of (i) the occurrence of an Event of Default and termination by Bank, or (ii) payment of all Obligations and termination of the Facility prior to the Termination Date, the obligation of Bank to make Revolving Loans and to extend or renew Letters of Credit shall terminate on the Termination Date. Bank may, in its sole and absolute discretion, upon written notice to Borrower and Borrower’s written acceptance of such renewal, elect to renew the Facility for an additional period of time and on such other terms and conditions as Bank shall determine in its sole discretion, in which case the Termination Date shall be extended for a corresponding period. Upon any termination of the Facility (A) Borrower shall pay the entire balance of the Revolving Loans without demand or notice, and (B) all of the rights, interests and remedies of Bank and Obligations of Borrower shall survive (until, except as otherwise expressly provided herein, payment of all Obligations in full in Dollars and in immediately available funds) and Borrower shall have no right to receive or request, and Bank shall have no obligation to make or extend any further Revolving Loans or extend or renew any Letters of Credit.

(b)                                 Term Loan. Unless payment is accelerated as a result of the occurrence of an Event of Default, the Term Loan shall be repaid in accordance with the terms of the Term Loan Note.

ARTICLE XI

EXPENSES

Section 11.1                            Expenses.

Each Obligor agrees to jointly and severally pay on demand all reasonable out-of-pocket expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, under the Bank Swap Agreement or under any of the other Financing Agreements, including, without limitation, fees of outside counsel, accounting, consulting and other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any examinations conducted in connection with the Loans, the Bank Swap Agreement or any collateral therefore (if any), and the amount of all such expenses shall after demand, until paid, bear interest at the highest rate applicable to the Loans (including any default rate, if applicable) and be an obligation secured by any collateral (if any). In addition, each Obligor shall jointly and severally pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Financing Agreements and the other documents to be delivered under any of the Financing Agreements, and agree to hold and save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes and fees.

ARTICLE XII

MISCELLANEOUS

Section 12.1                            Indemnification.

(a)                                  To the fullest extent permitted by applicable law, each Obligor agrees to defend, indemnify and hold harmless Bank, any other holder of the Obligations and each of the present and future shareholders, partners, directors, officers, employees, agents, counsel and successors and assigns of each of them (collectively with Bank, the “Lender Parties”) from and against any and all loss, cost, expense, claim, liability (including strict liability) or asserted liability incurred from or out of, in any manner whatsoever, the Loans, the execution, delivery or performance of this Agreement, the Bank Swap Agreement, any of the other Financing Agreements or any of the other documents or instruments to be executed and delivered hereunder by either Obligor, or otherwise arising out of the debtor/creditor relationship between Obligors, Bank or Lender Parties relating to the Loans, the Bank Swap Agreement or any of the other Obligations, the exercise of any of Bank’s rights under the Loans, the Bank Swap Agreement or any of the other Obligations, any litigation or proceeding instituted or conducted by any Governmental Authority, any act or omission of Bank or otherwise, except to the extent (and only to the extent) that the same arises from the gross negligence or willful misconduct of Bank.  Each Obligor shall have the right to choose counsel to defend any such action, provided that none of the Obligors nor such counsel shall settle or compromise any such claim with respect to Bank without the prior written consent of Bank.

(b)                                 Without limiting the generality of the preceding subparagraph (b), each Obligor agrees to defend, protect, indemnify and hold harmless Lender Parties from and against, and to reimburse Lender Parties on demand with respect to, any and all matters of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lender Parties at any time and from time to time by reason of or arising out of any violation of any Environmental Laws, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, Release or threatened Release of any Contaminant or any action, suit, proceeding or investigation brought or threatened with respect to any Contaminant (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case, including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding.  Each Obligor shall have the right to choose counsel to defend any such action, provided that such counsel is acceptable to Bank and provided further that none of the Obligors nor such counsel shall settle or compromise any such claim with respect to Bank without the prior written consent of Bank.

(c)                                  The obligations of each Obligor described in this Section 12.1 shall survive the closing of the transactions described in this Agreement, including the making of the Loans and the payment and satisfaction of the Notes and the other Obligations and the expiration or termination of the Bank Swap Agreement and the Facility.

Section 12.2                            Payment Set-Aside.

To the extent that any Obligor or any other Person makes a payment or payments to Bank (whether hereunder, under the Notes, under any Guaranty Agreement or under the other Financing Agreements) with respect to the Obligations, or Bank enforces its security interests or rights or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any such Obligor or such other Person, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action) in each case in connection with any bankruptcy or similar proceeding involving any such Obligor or such other Person, then to the extent of any such restoration, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred, whereupon this Agreement shall be automatically reinstated without any further action by any Obligor and Bank and continue to be fully applicable to such Obligation to the same extent as though the payment so repaid or recovered had never been originally made on such Obligation.

Section 12.3                            Set-off.

Each Obligor hereby grants to Bank a continuing lien, security interest and right of setoff for all of its Obligations and other liabilities to Bank, whether now existing or hereafter arising, upon and against all its deposits (general or special, time or demand, provisional or final), credits, collateral and property now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under common control of FleetBoston Financial Corporation and its successors and assigns, or in transit to any of them.  Bank may, at any time and from time to time, without demand or notice (any such notice being expressly waived by each Obligor), apply or set off the same, or any part thereof, to any Obligation or liability of any such Obligor to Bank, even though unmatured and regardless of the adequacy of any other collateral securing such Obligations and liabilities.  ANY AND ALL RIGHTS TO REQUIRE BANK TO MARSHAL OR OTHERWISE EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL (IF ANY) WHICH SECURES ANY OR ALL OF SUCH OBLIGATIONS AND LIABILITIES PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY OF THE OBLIGORS ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  The rights of Bank under this Section 12.3 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

Section 12.4                            Covenants to Survive.

All covenants, agreements, representations and warranties made by any Obligor in this Agreement and in the certificates or other instruments prepared or delivered by it or on its behalf in connection with or pursuant to this Agreement or any other Financing Agreement shall be considered to have been relied upon by Bank and shall survive the making by Bank of the Loans and delivery of this Agreement and the other Financing Agreements, regardless of any investigation made by Bank or on its behalf, and shall continue in full force and effect as long as any Obligation (other than contingent indemnity Obligations for which no claim has been asserted) is outstanding and so long as the Facility and/or the Bank Swap Agreement has not been terminated.  The provisions of Sections 11.1, 12.1, 12.2 and 12.9 hereof shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Facility or the Bank Swap Agreement, the invalidity or unenforceability of any term or provision of this Agreement or any other Financing Agreement, or any investigation made by or on behalf of Bank. All covenants, agreements, warranties and representations shall be binding upon and inure to the benefit of Bank, the Obligors and their respective successors and assigns, whether or not so expressed, except that no Obligor shall have the right to assign its rights hereunder or under any of the other Financing Agreements or any interest herein or therein without the prior written consent of Bank.

Section 12.5                            Amendments and Waivers.

Neither this Agreement, the Notes, the other Financing Agreements, nor any term, covenant or condition hereof or thereof may be changed, waived, discharged, modified or terminated except by a writing executed by the parties hereto or thereto and no failure on the part of Bank to exercise, and no delay in exercising, any right, power, or remedy under any of the Financing Agreements shall operate as a waiver of such right, power, or remedy, nor shall any single or partial exercise of any right, power, or remedy under any of the Financing Agreements, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. No course of dealing between any Obligor and Bank or its employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Defaulting Event or Event of Default and no notice or demand on Obligors in any case shall entitle Obligors or other Persons to any other or further notice or demand in similar or other circumstances.

Section 12.6                            Notices.

All notices, demands, requests, and other communications given under this Agreement shall only be effective if they are (a) in writing, (b) sent by hand delivery, by facsimile transmission, by reputable express delivery service, or by certified or registered mail, postage prepaid, and (c) actually received by the addressee (if delivered by hand or express delivery service, or sent by facsimile transmission), or on the date five (5) Business Days after dispatch (if mailed or certified by register mail):

(i)                                     If to Bank, to it at:

Fleet National Bank

777 Main Street

Mail Stop: CT EH 40224E

Hartford, Connecticut 06115

Attn:   Matthew E. Hummel, Senior Vice President

Telephone No: (860) 952-7483

Telecopier No.: (860) 952-7515

With a copy to:

Robinson & Cole LLP

280 Trumbull Street

Hartford, Connecticut 06103-3597

Attn:   Michael F. Maglio, Esq.

Telephone No.: (860) 275-8274

Telecopier No.: (860)275-8299

(ii)                                  If to Borrower, to it at:

Axsys Technologies, Inc.

175 Capital Blvd., Suite 103

Rocky Hill, CT 06067

Attn: David Almeida

Telephone No.: (860) 257-0200

Telecopier No.: (860) 594-5750

With a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attn: Christopher Hewitt, Esq.

Telephone No.: (216) 586-7254

Telecopier No.: (216) 579-0212

(iii)                               If to any Subsidiary Guarantor, to it at:

c/o Axsys Technologies, Inc.

175 Capital Blvd., Suite 103

Rocky Hill, CT 06067

Attn: David Almeida

Telephone No.: (860) 257-0200

Telecopier No.: (860) 594-5750

With a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attn: Christopher Hewitt, Esq.

Telephone No.: (216) 586-7254

Telecopier No.: (216) 579-0212

or to such other address (and/or facsimile transmission number) as the applicable Obligor or Bank, as the case may be, shall have specified in the latest unrevoked notice sent to the other in accordance with this Section 12.6.

Section 12.7                            Replacement of a Note or other Financing Agreement.

Upon receipt by Obligors of an affidavit and indemnity agreement of an officer of Bank as to the loss, theft, destruction, or mutilation of any Note or any other Financing Agreement to which any Obligor is a party which is not of public record, and, in the case of loss, theft, destruction, or mutilation, upon surrender and cancellation of such Note or other Financing Agreement, the applicable Obligor will execute and deliver, in lieu thereof, a replacement Note or other Financing Agreement in the same principal amount thereof and otherwise of like tenor.

Section 12.8                            Transfer of Bank’s Interest.

(a)                                  Assignments.  Each Obligor hereby agrees that Bank, in its sole discretion, shall have the unrestricted right at any time and from time to time, upon thirty (30) days’ prior written notice to Borrower but without the consent of Borrower and any other Obligor, to assign all or a portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”), and in the event of any such assignment to an Assignee, each Obligor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other Financing Agreements, as Bank shall deem necessary to effect the foregoing.  In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new Notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations following such assignment, to Bank, which new Notes shall be issued in replacement of, but not in discharge of, the Obligations evidenced by the Notes held by Bank prior to such assignment which are being replaced and shall reflect the amount of any Loan held by such Assignee and Bank after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other Financing Agreements) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent. Bank may furnish any information concerning any Obligor in its possession from time to time to Assignees and prospective Assignees, provided that Bank shall require any such Assignees and prospective Assignees to agree in writing to maintain the confidentiality of such information, except as required by applicable laws or Governmental Authorities.

(b)                                 Participations. Each Obligor hereby agrees that Bank, in its sole discretion, shall have the unrestricted right at any time and from time to time, and without the consent of or notice to any Obligor, to grant participating interests in all or any part of the Obligations to one or more banks or other financial institutions (each, a “Participant”). In the event of any such grant by Bank of a participating interest to a Participant, Bank shall remain responsible for the performance of its obligations hereunder and each Obligor shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder.  Bank may furnish any information concerning any Obligor in its possession from time to time to Participants and prospective Participants, provided that Bank shall require any such Participants and prospective Participants to agree in writing to maintain the confidentiality of such information, except as required by applicable laws or Governmental Authorities.

(c)                                  Pledge to Federal Reserve Banks. Bank and each Assignee shall have the unrestricted right at any time and from time to time, and without the consent of or notice to any Obligor, to pledge or assign all or any portion of its rights under this Agreement, the Notes or any other Financing Agreement to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, provided that no such pledge or assignment or enforcement thereof shall release Bank or such Assignee from its obligations hereunder or thereunder.

Section 12.9                            Waivers.

(a)                                  Prejudgment Remedy, Etc.. TO INDUCE BANK TO ENTER INTO THE COMMERCIAL LOAN TRANSACTIONS EVIDENCED BY THIS AGREEMENT, THE NOTES, AND ANY OTHER FINANCING AGREEMENTS, EACH OBLIGOR AGREES THAT THESE ARE COMMERCIAL TRANSACTIONS AND NOT CONSUMER TRANSACTIONS, AND WAIVES ANY RIGHT TO NOTICE AND A HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, OR UNDER ANY OTHER FEDERAL OR STATE STATUTE OR STATUTES OR FOREIGN LAWS AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZES BANK’S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER, AND WAIVES ANY CLAIM IN TORT, CONTRACT OR OTHERWISE AGAINST BANK’S ATTORNEY WHICH MAY ARISE OUT OF SUCH ISSUANCE OF A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER.  FURTHER, IN THE EVENT BANK SEEKS TO TAKE POSSESSION OF ANY OR ALL OF ANY OBLIGOR’S PROPERTY OR OTHER ASSETS BY COURT PROCESS OR OTHER METHOD AVAILABLE UNDER THE LAW, EACH OBLIGOR IRREVOCABLY WAIVES ANY BOND AND ANY SURETY OR SECURITY RELATING THERETO REQUIRED BY ANY STATUTE, COURT RULE OR OTHERWISE AS AN INCIDENT TO SUCH POSSESSION, AND WAIVES ANY DEMAND FOR POSSESSION PRIOR TO THE COMMENCEMENT OF ANY SUIT OR ACTION TO RECOVER WITH RESPECT THERETO. SPECIFICALLY, EACH OBLIGOR RECOGNIZES AND UNDERSTANDS THAT THE EXERCISE OF BANK’S RIGHTS DESCRIBED ABOVE MAY RESULT IN THE ATTACHMENT OF OR LEVY AGAINST SUCH OBLIGOR’S PROPERTY, AND SUCH WRIT FOR A PREJUDGMENT REMEDY WILL NOT HAVE THE PRIOR WRITTEN APPROVAL OR SCRUTINY OF A COURT OF LAW OR OTHER JUDICIAL OFFICER AND NO OBLIGOR WILL HAVE THE RIGHT TO ANY NOTICE OR PRIOR HEARING WHERE SUCH OBLIGOR MIGHT CONTEST SUCH A PROCEDURE.  THE INTENT OF EACH OBLIGOR IS TO GRANT TO BANK FOR GOOD AND VALUABLE CONSIDERATION THE RIGHT TO OBTAIN SUCH A PREJUDGMENT REMEDY AND TO EXPRESS ITS BELIEF THAT ANY SUCH PREJUDGMENT REMEDY OBTAINED IS VALID AND CONSTITUTIONAL UNLESS A COURT OF COMPETENT JURISDICTION SHOULD DETERMINE OTHERWISE.  FURTHER, TO

THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OBLIGOR HEREBY WAIVES DEMAND, PRESENTMENT FOR PAYMENT, PROTEST, NOTICE OF PROTEST, NOTICE OF DISHONOR, DILIGENCE IN COLLECTION, NOTICE OF NONPAYMENT OF THIS AGREEMENT AND THE NOTES AND ANY AND ALL NOTICES OF A LIKE NATURE.  FURTHER, TO THE EXTENT NOT OTHERWISE EXPRESSLY PROVIDED HEREIN, EACH OBLIGOR EXPRESSLY WAIVES ALL DEFENSES OF SURETYSHIP OR IMPAIRMENT OF COLLATERAL.

(b)                                 Jury Waiver. EACH OBLIGOR AND THE BANK (BY ACCEPTANCE OF THE NOTES) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE BANK RELATING TO THE ADMINISTRATION OF ANY OF THE LOANS OR ENFORCEMENT OF THE FINANCING AGREEMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OBLIGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OBLIGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH OBLIGOR ACKNOWLEDGES AND STIPULATES THAT THE WAIVERS GRANTED ABOVE ARE MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AND AFTER FULL CONSULTATION WITH COUNSEL AND CONSTITUTE A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THE NOTES AND MAKE THE LOANS.

(c)                                  Voluntary Nature of Waivers. EACH OBLIGOR ACKNOWLEDGES THAT IT MAKES THE FOREGOING WAIVERS IN SUBSECTIONS (a) AND (b) ABOVE, KNOWINGLY, WILLINGLY, WITHOUT DURESS AND VOLUNTARILY AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF SUCH WAIVERS WITH ITS ATTORNEYS, AND THAT SUCH WAIVERS CONSTITUTE A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO THE FINANCING AGREEMENTS AND MAKE THE LOANS.

Section 12.10                     Section Headings, Severability, Entire Agreement.

(a)                                  Section and subsection headings have been inserted herein for convenience only and shall not be construed as part of this Agreement.

(b)                                 This Agreement and the other Financing Agreements are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the other Financing Agreements and all Exhibits and Schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement and the other Financing Agreements, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and/or the other Financing Agreements. This Agreement and the other Financing Agreements may not be amended or modified except by a written instrument describing such amendment or modification executed by each Obligor and Bank. Nothing in this Agreement or in the other Financing Agreements, express or implied, is intended to confer upon any party other than the parties hereto and thereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Financing Agreements.

(c)                                  If any one or more terms or provisions contained in this Agreement or in any of the other Financing Agreements or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be held invalid, illegal or unenforceable, such terms or provisions shall be ineffective as to such jurisdiction only to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or thereof or the application of such term or provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.11                     Governing Law.

This Agreement and the other Financing Agreements, and all transactions, assignments and transfers hereunder and thereunder, and all the rights of the parties, shall be governed as to validity, construction, enforcement and in all other respects by the laws of the State of Connecticut (but not its conflicts of law provisions). It is the express intention of Bank and the Obligors that the laws of the State of Connecticut (but not its conflicts of law provisions) apply to the entirety of the transactions evidenced by the Financing Agreements. Each Obligor agrees that the Superior Court for the Judicial District of Hartford or the United States District Court for the District of Connecticut at Hartford shall have jurisdiction to hear and determine any claims, disputes or suits pertaining to the financing transactions of which this Agreement is a part and/or to any matter arising or in any way related to this Agreement or any other agreement between Bank and any Obligor expressly submits and consents in advance to the nonexclusive jurisdiction of such court and service of process in any such suit or dispute being made upon the Obligors by mail at the address set forth in the first paragraph of this Agreement. Each Obligor hereby waives an objection that it may now or hereafter have to the venue of any such suit or dispute or any such court or that such suit is brought in an inconvenient forum.

Section 12.12                     Counterparts.

This Agreement may be executed and delivered in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one and the same agreement.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
THE NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

AXSYS TECHNOLOGIES, INC.

By	/s/ David A. Almeida
Its CFO & VP of Finance

SPEEDRING SYSTEMS, INC.

By	/s/ David A. Almeida
Its Secretary and Treasurer

SPEEDRING, INC.

By	/s/ David A. Almeida
Its Secretary and Treasurer

BIFOCAL ACQUISITION CORP.

By	/s/ David A. Almeida
Its President

PRECISION AEROTECH, INC.

By	/s/ David A. Almeida
Its Secretary and Treasurer

FLEET NATIONAL BANK

By	/s/ Matthew E. Hummel
Matthew E. Hummel
Its Senior Vice President

Exhibit A

Revolving Loan Note

REVOLVING LOAN PROMISSARY NOTE

$5,000,000	April 8, 2004

FOR VALUE RECEIVED, the undersigned, AXSYS TECHNOLOGIES, INC., a Delaware corporation (“Maker”), does hereby promise to pay to the order of FLEET NATIONAL BANK (“Lender”), at its office at 777 Main Street, Hartford, Connecticut 06115 (or such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may from time to time specify in writing), the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000), or, if less, the aggregate unpaid principal amount of all Revolving Loans which shall have been made by Holder to Maker pursuant to the terms of that certain Credit Agreement between Maker and Lender dated of even date herewith, as amended from time to time (as amended, the “Credit Agreement”), together with interest on the unpaid principal amount of this Note beginning as of the date hereof, before or after maturity or judgment (subject, however, to the applicability of a default rate of interest as described below), payable at the per annum rates, at the times and in the manner as provided in the Credit Agreement, and together with all taxes levied or assessed on this Note or the debt evidenced hereby against Holder (other than taxes on the overall net income, franchise or gross receipts of Holder), and together with all reasonable out-of-pocket costs, expenses and attorneys’ and other professional fees incurred in any action to collect this Note or to enforce, defend, protect, preserve, foreclose or realize upon any mortgage, lien, security interest or other collateral securing this Note or to enforce, foreclose, defend, preserve, protect or sustain any such mortgage, lien or security interest or guaranty or other agreement or in any litigation or controversy arising from or connected with any of the foregoing.  Capitalized terms used in this Note and not otherwise defined herein shall have the meanings assigned in the Credit Agreement.

This Note is the “Revolving Loan Note” referred to in, evidences Revolving Loans under, and has been issued by Maker in accordance with the terms of, the Credit Agreement. Payments on this Note may be evidenced by a grid (if any) attached to this Note or similar certificates or documents, or by the internal computerized records of Holder, provided that any failure of Holder to make any such notation shall not affect the unconditional obligation of Maker to pay all amounts due hereunder as and when due. Holder shall be entitled to the benefits of the Credit Agreement and the other Financing Agreements and may enforce the agreements of Maker contained therein, and Holder may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof. Holder shall have the right (but not the obligation), in its sole discretion, to charge any amounts due hereunder to accounts maintained by Maker with Holder as provided in the Credit Agreement.

All computations of interest with respect to this Note shall be made on the basis of a 360-day year and the actual number of days elapsed.  Interest shall be due and payable at the times and in the manner provided in the Credit Agreement.  Unless sooner accelerated as a result of the occurrence and continuance of an Event of Default, principal, accrued and unpaid interest and any other sums due hereunder shall be due and payable in full, in Dollars and in immediately available funds on the Maturity Date. Whenever any payment of principal of, or interest on, any

Prime Rate Loan shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. Whenever any payment of principal of, or interest on, any LIBOR Loan shall be due on a day which is not a London Business Day, such payment shall be made on the next succeeding London Business Day unless such London Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding London Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest and fees thereon shall be payable for such extended time.

Maker has the right under certain circumstances to prepay in whole or in part the principal of this Note on the terms and conditions specified in the Credit Agreement without penalty or premium.

Maker agrees that: (i) if any installment of interest or any other sum due under this Note shall not be paid within five (5) days after the date it is otherwise due and payable; or (ii) if any other Event of Default shall occur, then, upon the happening of any such event, the entire indebtedness with accrued interest thereon due under this Note shall, automatically or at the option of Holder, as the case may be as provided in the Credit Agreement, accelerate and become immediately due and payable without notice. Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default. Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of such an Event of Default or after maturity or judgment, the interest rate on this Note shall automatically increase without notice or demand to a per annum rate equal to two percent (2.0%) above the Prime Rate.

If the entire amount of any required principal and/or interest due under this Note is not paid in full within ten (10) days after the same is due, without in any way affecting Holder’s right to declare an Event of Default to have occurred, Maker shall pay a late fee equal to five percent (5%) of the required payment and such late charge shall be immediately due and payable without demand or notice of any kind.

Maker agrees that no delay or failure on the part of Holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right. The rights and remedies expressed herein and in the Credit Agreement are cumulative, and may be enforced successively, alternatively, or concurrently and are not exclusive of any rights or remedies which Holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between Maker and Holder or between any endorser or guarantor and Holder.

All agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of any of the Obligations or otherwise, shall the amount paid or agreed to be paid to Holder for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law.  As used herein, “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Credit Agreement, this Note and the other Financing Agreements shall be governed by

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such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Maker and Holder in the execution, delivery and acceptance of the Financing Agreements to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Financing Agreements at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Revolving Loans in such manner and order of priority as Holder shall determine, in its sole discretion, and not to the payment of interest. This provision shall control every other provision of all agreements between Maker and Holder.

Maker hereby grants to Holder a continuing lien, security interest and right of setoff as security for all of its Obligations and other liabilities to Holder, whether now existing or hereafter arising, upon and against all of its deposits, credits, collateral and property now or hereafter in the possession, custody, safekeeping or control of Holder or, if Holder is Lender, any entity under the control of FleetBoston Financial Corporation and its successors and assigns or in transit to any of them. At any time and from time to time, without demand or notice (any such demand or notice being expressly waived by Maker), Holder may setoff the same or any part thereof and apply the same to any indebtedness, Obligation or liability of Maker to Holder, even though unmatured, irrespective of whether or not Holder shall have made any demand under the Credit Agreement or any other Financing Agreement and regardless of the adequacy of any other collateral securing such Obligations and liabilities. ANY AND ALL RIGHTS TO REQUIRE HOLDER TO MARSHAL OR OTHERWISE EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OR ALL OF SUCH OBLIGATIONS AND LIABILITIES PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF MAKER ARE HEREBY KNOWINGLY, VOLUNTARILY OR IRREVOCABLY WAIVED.  The rights of Holder under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Holder may have.

Failure by Holder to insist upon the strict performance by Maker of any terms and provisions herein shall not be deemed to be a waiver of any terms and provisions herein, and Holder shall retain the right thereafter to insist upon strict performance by Maker of any and all terms and provisions of this Note or any document securing the repayment of this Note.

MAKER AND HOLDER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER FINANCING AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT,

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COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF ANY OF THE LOANS OR ENFORCEMENT OF THE FINANCING AGREEMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, MAKER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. MAKER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. MAKER ACKNOWLEDGES AND STIPULATES THAT THE WAIVERS GRANTED ABOVE ARE MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AND AFTER FULL CONSULTATION WITH COUNSEL AND CONSTITUTE A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT THIS NOTE AND MAKE REVOLVING LOANS.

TO INDUCE LENDER TO ENTER INTO THE LOAN TRANSACTIONS EVIDENCED BY THE CREDIT AGREEMENT, THIS NOTE AND THE OTHER FINANCING AGREEMENTS, MAKER AGREES THAT THE LOAN TRANACTIONS ARE COMMERCIAL TRANSACTIONS AND NOT CONSUMER TRANSACTIONS, AND WAIVES ANY RIGHT TO NOTICE AND A HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, OR UNDER ANY OTHER FEDERAL OR STATE STATUTE OR STATUTES OR FOREIGN LAWS AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZES HOLDER’S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER, AND WAIVES ANY CLAIM IN TORT, CONTRACT OR OTHERWISE AGAINST HOLDER’S ATTORNEY WHICH MAY ARISE OUT OF SUCH ISSUANCE OF A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER.  FURTHER, IN THE EVENT HOLDER SEEKS TO TAKE POSSESSION OF ANY OR ALL OF THE COLLATERAL BY COURT PROCESS OR OTHER METHOD AVAILABLE UNDER THE LAW, MAKER IRREVOCABLY WAIVES ANY BOND AND ANY SURETY OR SECURITY RELATING THERETO REQUIRED BY ANY STATUTE, COURT RULE OR OTHERWISE AS AN INCIDENT TO SUCH POSSESSION, AND WAIVES ANY DEMAND FOR POSSESSION PRIOR TO THE COMMENCEMENT OF ANY SUIT OR ACTION TO RECOVER WITH RESPECT THERETO.  SPECIFICALLY, MAKER RECOGNIZES AND UNDERSTANDS THAT THE EXERCISE OF HOLDER’S RIGHTS DESCRIBED ABOVE MAY RESULT IN THE ATTACHMENT OF OR LEVY AGAINST MAKER’S PROPERTY, AND SUCH WRIT FOR A PREJUDGMENT REMEDY WILL NOT HAVE THE PRIOR WRITTEN APPROVAL OR SCRUTINY OF A COURT OF LAW OR OTHER JUDICIAL OFFICER AND  MAKER WILL NOT HAVE THE RIGHT TO ANY NOTICE OR PRIOR HEARING WHERE MAKER MIGHT CONTEST SUCH A PROCEDURE.  THE INTENT OF MAKER IS TO GRANT TO HOLDER FOR GOOD AND VALUABLE

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CONSIDERATION THE RIGHT TO OBTAIN SUCH A PREJUDGMENT REMEDY AND TO EXPRESS ITS BELIEF THAT ANY SUCH PREJUDGMENT REMEDY OBTAINED IS VALID AND CONSTITUTIONAL UNLESS A COURT OF COMPETENT JURISDICTION SHOULD DETERMINE OTHERWISE.  FURTHER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, MAKER HEREBY WAIVES DEMAND, PRESENTMENT FOR PAYMENT, PROTEST, NOTICE OF PROTEST, NOTICE OF DISHONOR, DILIGENCE IN COLLECTION, NOTICE OF NONPAYMENT OF THE THIS NOTE AND ANY AND ALL NOTICES OF A LIKE NATURE.  FURTHER, TO THE EXTENT NOT OTHERWISE EXPRESSLY PROVIDED HEREIN, MAKER EXPRESSLY WAIVES ALL DEFENSES BASED UPON SURETYSHIP OR IMPAIRMENT OF COLLATERAL.  MAKER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. MAKER ACKNOWLEDGES AND STIPULATES THAT THE WAIVERS GRANTED ABOVE ARE MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AND AFTER FULL CONSULTATION WITH COUNSEL AND CONSTITUTE A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT THIS NOTE AND MAKE REVOLVING LOANS.

This Note shall be governed by the laws of the State of Connecticut (excluding the laws applicable to conflicts or choice of law).

AXSYS TECHNOLOGIES, INC.

By

Its

5

Exhibit B

Term Loan Note

TERM LOAN PROMISSARY NOTE

$5,000,000	April 8, 2004

FOR VALUE RECEIVED, the undersigned, AXSYS TECHNOLOGIES, INC., a Delaware corporation (“Maker”), does hereby promise to pay to the order of FLEET NATIONAL BANK (“Lender”), at its office at 777 Main Street, Hartford, Connecticut 06115, (or such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may from time to time specify in writing):

(a)                     the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000), payable in sixty (60) monthly installments in the amounts and on the dates set forth on Schedule 1 hereto; together with

(b)                    interest on the unpaid principal amount of this Note beginning as of the date hereof, before or after maturity or judgment (subject, however, to the applicability of a default rate of interest as described below), payable at the per annum rates, at the times and in the manner as provided in that certain Credit Agreement between Maker and Lender dated of even date herewith, as amended from time to time (as amended, the “Credit Agreement”); and together with

(c)                     all taxes levied or assessed on this Note or the debt evidenced hereby against the Holder (other than taxes on the overall net income, franchise or gross receipts of Holder) and all reasonable out-of-pocket costs, expenses and attorneys’ and other professional fees incurred in any action to collect this Note or to enforce, defend, protect, preserve, foreclose or realize upon any mortgage, lien, security interest or other collateral securing this Note or to enforce, foreclose, defend, preserve, protect or sustain any such mortgage, lien or security interest or guaranty or other agreement or in any litigation or controversy arising from or connected with any of the foregoing.

Capitalized terms used in this Note and not otherwise defined herein shall have the meanings assigned n the Credit Agreement.

This Note is the “Term Loan Note” referred to in, evidences the Term Loan under, and has been issued by Maker in accordance with the terms of, the Credit Agreement. Payments on this Note may be evidenced by a grid (if any) attached to this Note or similar certificates or documents, or by the internal computerized records of Holder, provided that any failure of Holder to make any such notation shall not affect the unconditional obligation of Maker to pay all amounts due hereunder as and when due. Holder shall be entitled to the benefits of the Credit Agreement and the other Financing Agreements and may enforce the agreements of Maker contained therein, and Holder may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof. Holder shall have the right (but not the obligation), in its sole discretion, to charge any amounts due hereunder to accounts maintained by Maker with Holder as provided in the Credit Agreement.

All computations of interest with respect to this Note shall be made on the basis of a 360-day year and the actual number of days elapsed. Whenever any payment of principal of, or interest on, any Prime Rate Loan shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. Whenever any payment of principal of, or interest on, any LIBOR Loan shall be due on a day which is not a London Business Day, such payment shall be made on the next succeeding London Business Day unless such London Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding London Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest and fees thereon shall be payable for such extended time.

Maker has the right under certain circumstances to prepay in whole or in part the principal of this Note on the terms and conditions specified in the Credit Agreement without penalty or premium.

Maker agrees that: (i) if any installment of interest or any other sum due under this Note shall not be paid within five (5) days after the date it is otherwise due and payable; or (ii) if any other Event of Default shall occur, then, upon the happening of any such event, the entire indebtedness with accrued interest thereon due under this Note shall, automatically or at the option of Holder, as the case may be as provided in the Credit Agreement, accelerate and become immediately due and payable without notice. Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default. Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of such an Event of Default or after maturity or judgment, the interest rate on this Note shall automatically increase without notice or demand to a per annum rate equal to two percent (2.0%) above the Prime Rate.

If the entire amount of any required principal and/or interest due under this Note is not paid in full within ten (10) days after the same is due, without in any way affecting Holder’s right to declare an Event of Default to have occurred, Maker shall pay a late fee equal to five percent (5%) of the required payment and such late charge shall be immediately due and payable without demand or notice of any kind.

Maker agrees that no delay or failure on the part of Holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right. The rights and remedies expressed herein and in the Credit Agreement are cumulative, and may be enforced successively, alternatively, or concurrently and are not exclusive of any rights or remedies which Holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between Maker and Holder or between any endorser or guarantor and Holder.

All agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of any of the Obligations or otherwise, shall the amount paid or agreed to be paid to Holder for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law.  As used

2

herein, “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Credit Agreement, this Note and the other Financing Agreements shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Maker and Holder in the execution, delivery and acceptance of the Financing Agreements to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Financing Agreements at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Revolving Loans in such manner and order of priority as Holder shall determine, in its sole discretion, and not to the payment of interest. This provision shall control every other provision of all agreements between Maker and Holder.

Maker hereby grants to Holder a continuing lien, security interest and right of setoff as security for all of its Obligations and other liabilities to Holder, whether now existing or hereafter arising, upon and against all of its deposits, credits, collateral and property now or hereafter in the possession, custody, safekeeping or control of Holder or, if Holder is Lender, any entity under the control of FleetBoston Financial Corporation and its successors and assigns or in transit to any of them. At any time and from time to time, without demand or notice (any such demand or notice being expressly waived by Maker), Holder may setoff the same or any part thereof and apply the same to any indebtedness, Obligation or liability of Maker to Holder, even though unmatured, irrespective of whether or not Holder shall have made any demand under the Credit Agreement or any other Financing Agreement and regardless of the adequacy of any other collateral securing such Obligations and liabilities. ANY AND ALL RIGHTS TO REQUIRE HOLDER TO MARSHAL OR OTHERWISE EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OR ALL OF SUCH OBLIGATIONS AND LIABILITIES PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF MAKER ARE HEREBY KNOWINGLY, VOLUNTARILY OR IRREVOCABLY WAIVED.  The rights of Holder under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Holder may have.

Failure by Holder to insist upon the strict performance by Maker of any terms and provisions herein shall not be deemed to be a waiver of any terms and provisions herein, and Holder shall retain the right thereafter to insist upon strict performance by Maker of any and all terms and provisions of this Note or any document securing the repayment of this Note.

MAKER AND HOLDER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY

3

OTHER FINANCING AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF ANY OF THE LOANS OR ENFORCEMENT OF THE FINANCING AGREEMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, MAKER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. MAKER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. MAKER ACKNOWLEDGES AND STIPULATES THAT THE WAIVERS GRANTED ABOVE ARE MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AND AFTER FULL CONSULTATION WITH COUNSEL AND CONSTITUTE A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT THIS NOTE AND THE TERM LOAN.

TO INDUCE LENDER TO ENTER INTO THE LOAN TRANSACTIONS EVIDENCED BY THE CREDIT AGREEMENT, THIS NOTE AND THE OTHER FINANCING AGREEMENTS, MAKER AGREES THAT THE LOAN TRANACTIONS ARE COMMERCIAL TRANSACTIONS AND NOT CONSUMER TRANSACTIONS, AND WAIVES ANY RIGHT TO NOTICE AND A HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, OR UNDER ANY OTHER FEDERAL OR STATE STATUTE OR STATUTES OR FOREIGN LAWS AFFECTING PREJUDGMENT REMEDIES, AND AUTHORIZES HOLDER’S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER, AND WAIVES ANY CLAIM IN TORT, CONTRACT OR OTHERWISE AGAINST HOLDER’S ATTORNEY WHICH MAY ARISE OUT OF SUCH ISSUANCE OF A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER.  FURTHER, IN THE EVENT HOLDER SEEKS TO TAKE POSSESSION OF ANY OR ALL OF THE COLLATERAL BY COURT PROCESS OR OTHER METHOD AVAILABLE UNDER THE LAW, MAKER IRREVOCABLY WAIVES ANY BOND AND ANY SURETY OR SECURITY RELATING THERETO REQUIRED BY ANY STATUTE, COURT RULE OR OTHERWISE AS AN INCIDENT TO SUCH POSSESSION, AND WAIVES ANY DEMAND FOR POSSESSION PRIOR TO THE COMMENCEMENT OF ANY SUIT OR ACTION TO RECOVER WITH RESPECT THERETO.  SPECIFICALLY, MAKER RECOGNIZES AND UNDERSTANDS THAT THE EXERCISE OF HOLDER’S RIGHTS DESCRIBED ABOVE MAY RESULT IN THE ATTACHMENT OF OR LEVY AGAINST MAKER’S PROPERTY, AND SUCH WRIT FOR A PREJUDGMENT REMEDY WILL NOT HAVE THE PRIOR WRITTEN APPROVAL OR SCRUTINY OF A COURT OF LAW OR OTHER JUDICIAL OFFICER

4

AND MAKER WILL NOT HAVE THE RIGHT TO ANY NOTICE OR PRIOR HEARING WHERE MAKER MIGHT CONTEST SUCH A PROCEDURE.  THE INTENT OF MAKER IS TO GRANT TO HOLDER FOR GOOD AND VALUABLE CONSIDERATION THE RIGHT TO OBTAIN SUCH A PREJUDGMENT REMEDY AND TO EXPRESS ITS BELIEF THAT ANY SUCH PREJUDGMENT REMEDY OBTAINED IS VALID AND CONSTITUTIONAL UNLESS A COURT OF COMPETENT JURISDICTION SHOULD DETERMINE OTHERWISE.  FURTHER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, MAKER HEREBY WAIVES DEMAND, PRESENTMENT FOR PAYMENT, PROTEST, NOTICE OF PROTEST, NOTICE OF DISHONOR, DILIGENCE IN COLLECTION, NOTICE OF NONPAYMENT OF THE THIS NOTE AND ANY AND ALL NOTICES OF A LIKE NATURE.  FURTHER, TO THE EXTENT NOT OTHERWISE EXPRESSLY PROVIDED HEREIN, MAKER EXPRESSLY WAIVES ALL DEFENSES BASED UPON SURETYSHIP OR IMPAIRMENT OF COLLATERAL.  MAKER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. MAKER ACKNOWLEDGES AND STIPULATES THAT THE WAIVERS GRANTED ABOVE ARE MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AND AFTER FULL CONSULTATION WITH COUNSEL AND CONSTITUTE A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT THIS NOTE AND MAKE THE TERM LOAN.

This Note shall be governed by the laws of the State of Connecticut (excluding the laws applicable to conflicts or choice of law).

AXSYS TECHNOLOGIES, INC.

By

Its

5

SCHEDULE 1

Payment Date	Payment Amount	Payment Date	Payment Amount

May 10, 2004	$83,333.33	June 8, 2007	$83,333.33
June 8, 2004	$83,333.33	July 9, 2007	$83,333.33
July 8, 2004	$83,333.33	August 8, 2007	$83,333.33
August 9, 2004	$83,333.33	September 10, 2007	$83,333.33
September 8, 2004	$83,333.33	October 9, 2007	$83,333.33
October 8, 2004	$83,333.33	November 8, 2007	$83,333.33
November 8, 2004	$83,333.33	December 10, 2007	$83,333.33
December 8, 2004	$83,333.33	January 8, 2008	$83,333.33
January 10, 2005	$83,333.33	February 8, 2008	$83,333.33
February 8, 2005	$83,333.33	March 10, 2008	$83,333.33
March 8, 2005	$83,333.33	April 8, 2008	$83,333.33
April 8, 2005	$83,333.33	May 8, 2008	$83,333.33
May 9, 2005	$83,333.33	June 9, 2008	$83,333.33
June 8, 2005	$83,333.33	July 8, 2008	$83,333.33
July 8, 2005	$83,333.33	August 8, 2008	$83,333.33
August 8, 2005	$83,333.33	September 8, 2008	$83,333.33
September 8, 2005	$83,333.33	October 8, 2008	$83,333.33
October 11, 2005	$83,333.33	November 10, 2008	$83,333.33
November 8, 2005	$83,333.33	December 8, 2008	$83,333.33
December 8, 2005	$83,333.33	January 8, 2009	$83,333.33
January 9, 2006	$83,333.33	February 9, 2009	$83,333.33
February 8, 2006	$83,333.33	March 9, 2009	$83,333.33
March 8, 2006	$83,333.33	April 8, 2009	$83,333.53
April 10, 2006	$83,333.33
May 8, 2006	$83,333.33
June 8, 2006	$83,333.33
July 10, 2006	$83,333.33
August 8, 2006	$83,333.33
September 8, 2006	$83,333.33
October 10, 2006	$83,333.33
November 8, 2006	$83,333.33
December 8, 2006	$83,333.33
January 8, 2007	$83,333.33
February 8, 2007	$83,333.33
March 8, 2007	$83,333.33
April 10, 2007	$83,333.33
May 8, 2007	$83,333.33

Exhibit C

Joinder Agreement

JOINDER AGREEMENT

Reference is made to the Credit Agreement dated as of April 8, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among AXSYS TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement) and FLEET NATIONAL BANK (the “Bank”).

W I T N E S S E T H:

WHEREAS, the Subsidiary Guarantors have entered into the Credit Agreement and the Guaranty Agreement in order to induce Bank to make the Loans to Borrower; and

WHEREAS, pursuant to Section 7.12 of the Credit Agreement, each Subsidiary that was not in existence or not yet a Subsidiary on the date of the Credit Agreement is required to become a Subsidiary Guarantor under the Credit Agreement and a Guarantor under the Guaranty Agreement by executing a Joinder Agreement. The undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement and the Guaranty Agreement in order to induce Bank to make additional Revolving Loans and as consideration for the Loans previously made.

NOW, THEREFORE, Bank and the New Guarantor hereby agree as follows:

A.                                    Guarantee.  In accordance with Section 7.12 of the Credit Agreement, the New Guarantor, by its signature below, confirms that it has become as of the date hereof a Subsidiary Guarantor and Obligor under the Credit Agreement and a Guarantor under the Guaranty Agreement, in each case with the same force and effect as if originally named therein as a Subsidiary Guarantor and Obligor and a Guarantor, respectively, by operation of the Merger.

B.                                    Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement and the Guaranty Agreement applicable to it as a Subsidiary Guarantor and Obligor and a Guarantor, respectively, thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor and Obligor and a Guarantor, respectively, thereunder are true and correct in all material respects (except that any representation and warranty that is (1) qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, and (2) made as of a specified date shall be reaffirmed as of such date) on and as of the date hereof. Each reference to a Subsidiary Guarantor or Obligor (other than Borrower) in the Credit Agreement and a Guarantor in the Guaranty Agreement shall be deemed to include the New Guarantor. The New Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement and the Guaranty Agreement applicable to it.

C.                                    Severability.  Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

D.                                    Counterparts.  This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

E.                                    No Waiver.  Except as expressly supplemented hereby, the Credit Agreement and the Guaranty Agreement shall remain in full force and effect.

F.                                      Notices.  All notices, requests and demands to or upon the New Guarantor or Bank shall be governed by the terms of Section 12.6 of the Credit Agreement.

G.                                  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AN) GOVERNED BY THE LAW OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

TELIC OPTICS, INC.

By:
Name:
Title:

Address for Notices:

c/o Axsys Technologies, Inc.
175 Capital Blvd., Suite 103
Rocky Hill, CT 06067
Attn: David Almeida
Telephone No.: (860) 257-0200
Telecopier No.: (860) 594-5750

FLEET NATIONAL BANK

By:
	Name:	Matthew E. Hummel
	Title:	Senior Vice President

2

Schedule 5.1(d)

Litigation

Except for the items described below, Axsys is unaware of any pending or threatened litigation (where the potential liability is not covered by insurance), proceedings, investigations, audits and other claims brought by a person, entity or government agency.

Gale v. Bershad:

On May 30, 1997, an action was filed in the Court of Chancery in the State of Delaware against Axsys and three of the directors on behalf of a purported class of persons who purchased Axsys’ preferred stock. The plaintiff has challenged our decision to redeem all of our outstanding shares of the preferred stock. The plaintiff claimed that the defendants (1) breached fiduciary duties in setting the redemption price too low and unfairly seeking to advantage holders of common stock and (2) breached contractual duties as set forth in the Certificate of Designation governing the preferred stock, as well as an implied covenant of good faith and fair dealing.   In March 1998, the Court dismissed the plaintiff’s claim of breach of fiduciary duties but declined to dismiss the plaintiff’s claims concerning the purported breach of contract and implied covenant of good faith and fair dealing. In January of 2001, the plaintiff filed an amended complaint asserting the same causes of action raised in the original complaint. We filed an answer, in January of 2001, denying the material substantive allegations of the amended complaint and asserting, as affirmative defenses, the failure to state a claim and the defense that plaintiff is not an adequate class representative. As of December 31, 2003, we have reached an agreement with the plaintiff in principle to settle the action, although definitive documentation of the settlement has not been filed with the Court. The settlement hearing is planned for May 2004.

Parker v. Brush Wellman

On January 29, 2004, we were served with a complaint in a matter entitled Neal Parker et al v. Brush Wellman, Inc., et al, in which we, as successors-in-interest to Speedring, Inc. is names as a defendant. The case was filed in the Superior Court of Fulton County in the State of Georgia. No answer has yet been filed by us. We obtained a 30-day extension of time to file a responsive pleading from plaintiff’s counsel. Our answer to the complaint is due in the end of March of 2004. The matter is a potential class-action lawsuit against multiple defendants for unspecified damages relating to beryllium exposure to employees of Lockheed Martin Corporation at its Marietta, Georgia facility.   We are named as a defendant as Speedring, Inc. allegedly was a fabricator of a beryllium-containing product that was sold to and used at the Lockheed Martin facility. While we are denying any liability and intend to vigorously defend the matter, we are researching insurance coverage for this type of claim.

Axsys Technologies, Inc. v. Mitchell Dutton

On July 20, 2003, the Company filed a complaint on an order to show cause seeking temporary restraint against Mitchell Dutton, formerly the general manager of our Distributed Products Group (“AST”). Our lawsuit sought injunctive relief, including the return of confidential and propriety information and money damages for conversion, breach of fiduciary duty, breach of duty of loyalty, tortuous interference with AST’s business relationship with certain of its customer and suppliers and for misappropriation of trade secrets, confidential and proprietary information (the “Action”). On August 5, 2003, the Court entered an order granting in part and denying in part our application for a temporary restraining order, finding that Dutton’s conduct in taking certain proprietary information was wrongful and unjustifiable and ordering its return to us. The Court also ordered certain expedited discovery pending the preliminary injunction hearing. On August 26, 2003, after the completion of the expedited discovery, we filed an amended complaint. The amended complaint restructured the allegations in the original complaint and added detailed facts supporting these allegations. On September 9, 2003, the Court denied the Company’s application for preliminary restraints against Dutton.

On October 22, 203, Dutton filed an answer, affirmative defenses and counterclaim against us. The counterclaim filed by Dutton against the Company alleged tortuous interference and defamation, claiming that Axsys improperly contacted customers and suppliers of Axsys in an effort to keep Dutton from competing with us. The counterclaim also alleged tat the continuation of the Action by the Company against Dutton after the proprietary information had been returned, was frivolous. The counterclaim sought compensatory and punitive damages from Axsys in an unspecified amount.

In November 2003, Axsys and Dutton reached a settlement of all claims in the Action, subject to Dutton’s negotiation and entry into a separate agreement with one of AST’s Japanese suppliers. The settlement provided for no payment of money damages by any party and included a restriction on Dutton and related entities from selling or offering to sell certain products to our existing customers.

It appears that Dutton has reached an agreement with the Japanese supplier and will document this agreement. Whether the settlement will in fact be consummated, however, is still uncertain. All parties had consented to extend the time for us to file a response to the counterclaim filed by Dutton until March 26, 2004, in order to permit the parties to consummate the anticipated settlement of this matter. In the event the settlement is not consummated, we plan to file an answer to the counterclaim by March 26, 2004, denying Dutton’s allegations.

McDowell vs. Axsys Technologies

AST Bearings, a division of Axsys Technologies, hired Tracy McDowell as a shipping clerk in 1966. In October 2001, McDowell was notified he was being terminated. He was offered a severance package including 6 months salary. On October 26, 2001, McDowell’s attorney, Samuel J. Halpern, wrote demanding more severance (2.5 weeks per year of service). No agreement on severance was reached. McDowell left as of December 31, 2001 without severance.

On June 20, 2002, McDowell filed a complaint with the Equal Employment Opportunity Commission (EEOC) charging age and ERISA discrimination against Axsys and Mitchell Dutton, the former general manager of AST Bearings.  AST maintains that McDowell was terminated for performance. The EEOC issued a right to sue notice. An initial pretrial scheduling conference was held with the judge to conduct discovery. Discovery was filed by the January 9, 2004 deadline.

In December 2003, Chubb, Axsys’ insurance company was notified of the suit. The age discrimination claims of the suit are covered under Axsys’ D&O policy; the ERISA claims are covered by Axsys’ fiduciary liability insurance. Chubb has appointed its own council, Klett, Rooney, as Chubb has a duty to defend the claim. Any settlement or judgment would have to be allocated between the two policies, with the age discrimination portion attributed to the D&O policy and the ERISA portion attributed to the fiduciary policy.

Schedule 5.1(i)

Indebtedness of Obligors

1.                                       Axsys has capitalized leases with Wachovia Securities (formerly First Union Commercial Corporation). Axsys entered into a master lease agreement with Wachovia Securities on August 21, 2001, to finance the purchase of new production equipment. These leases were funded between October 1, 2001 and October 31, 2002. All of these leases have a 48 month term. The total amount financed was $1,667,000. $182,000 of that amount was used for equipment located at Speedring Systems, Inc., an Axsys subsidiary located in Rochester Hills, MI and the remainder was for equipment located at Speedring, Inc, an Axsys subsidiary located in Cullman, AL, The leases are in the name of “Axsys Technologies, Inc.” The outstanding balance on these leases as of March 6, 2004 (Axsys’ fiscal February month end) was $923,000.

2.                                       Axsys has two letters of credit with Fleet Bank that serve as security deposits for two leased facilities for two discontinued operations. One letter of credit is in the amount of $23,469. It was originally issued on November 28, 2001, with an initial expiration date of December 31, 2002. This letter of credit has been renewed each year and now is scheduled to expire on December 31, 2004. The other letter of credit is in the amount of $207,000. This second letter of credit was originally issued on May 7, 2001, with an initial expiration date of April 30, 2002. This second letter of credit has been renewed each year and is now scheduled to mature on April 30, 2004. Axsys intends to renew this second letter of credit for another year. No draws have been made on either letter of credit.

Schedule 5.1(j)

Permitted Liens

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Axsys Technologies, Inc.	DE	SOS	First Union Commercial Corporation	UCC No: 20231013 File Date: 12/31/01

All equipment, fixtures and furnishings and other personal property and all modifications and additions thereto, and replacements and substitutions therefore in whole or in part, now or hereafter covered by that Equipment Lease dated August 21, 2001, and all schedules now or hereafter referencing said Lease between Secured Party, as Lessor, and Debtor, as Lessee. Secured Party and Debtor have entered into a valid lessor-lessee relationship and this is a precautionary filing only. Proceeds of collateral are also covered, but Debtor does not have the power of sale.

Axsys Technologies, Inc.	DE	SOS	General Electric Capital Corporation	UCC No: 31226326 File Date: 4/30/03

Yr 1998, Model 1200, SN 980034, Optimum Flycutting Machine System including: HD Bridge Type, Upper Enclosures, Tool/Air Lube System

Yr 1998, Model MiniFIZ-100P-HR, SN 55-602 & 86-261, Phase Measuring Interferometer including Transmission Flat

Yr 1998, Model 1600CM, SN USB-9303906, Hewlett Packard Printer

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Axsys Technologies, Inc.	DE	SOS	General Electric Capital Corporation	UCC No: 32103607 File Date: 8/13/03

(1) Nanoform 600 with Ultrapath CNC, Serial number:
980035 with various features
(1) Enviromental Temperature Control
(1) Ultracomp, Amplifier & Probe
(1) Ultracomp Mount, Diamond Turning
(1) Auto Balancing Software
(1) Integrated Gage Amp., UPIL, ISA
(1) Tool Air/Lube System, BIJUR

Axsys Technologies, Inc.	DE	SOS	General Electric Capital Corporation	UCC No: 32642695 File Date: 10/9/03

(1) One Planer Type Horizontal Boring & Milling Machine with Tosnuc 888, s/ns: P025286,130263, mfg.#: 415H29
(6) Six Support Plate 1/2" x 2" x 10.8"
(22) Twenty-two 0.7" x 4.9" x 7.1" Plate
(22) Twenty-two Foundation Collar 1.6" Dia.
(10) Ten Support Bar 2.6" x 15.7"
(2) Two Support Plate 1/2" x 14" x 16.8"
(1) One 6288-8176 (6298-8763)
(22) Twenty-two LL-22 Level Line Mounts
(1) One Spindle Coolant Tank
(1) One Primary Spindle Coolant Tank

Axsys Technologies, Inc.	CA	SOS	Inter-Tel Leasing, Inc.	UCC No: 9819060118 File Date: 7/6/98	1 Inter-Tel Axxess Telephone System with Voice Mail

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Axsys Technologies, Inc.	CA	SOS	General Electric Capital Corporation	UCC No: 9918960896 File Date: 7/2/99 Amend: 01009C0537 File Date: 7/4/01

(1) 1999 Tschuden61170 1989 Model 610 Cylindrical Grinder equipped with (1) 5-C Drawbar, (2) Diamond Dressers, (3) Chucks, (1) Small Mag Chuck, (40) Assorted Centers, (1) Wheel Blancey w/ (2) Arbors, (10) Grinding Wheels w/ (1) I.D. Spindle, Mandrels & Collets, (2) Extra Belts, (1) Box Assorted Tooling

(1) 1999 Machining Time Savers 17128 1999 30"xl6"x20" Vertical Maching Center, (1) Rotary Table Hrt 160, (1) 4th Axis Drive and Wiring, (1) Programmable Coolant Nozzle, (1) Expanded Memory to 8,250 ft, (1) 3.5 Floppy Disc Drive & Interface, (1) Chip Conveyor, auger Style

Axsys Technologies, Inc.	CA	SOS	Copelco Capital, Inc.	UCC No: 9929460827 File Date: 10/12/99	Lease 1670710, 1 Xerox 8825 Engineering Copier
Axsys Technologies, Inc.	CA	SOS	General Electric Capital Corporation	UCC No: 0100960943 File Date: 1/4/01	Collateral listed on Schedule No. 10
Axsys Technologies, Inc.	CA	SOS	Telogy, Inc.	UCC No: 0114960877 File Date: 5/23/01

Together with all attachments and replacements thereof provided under lease accommodations by Telogy Inc. This financing statement is filed in connection with a lease of goods between the Secured Party as Lessor, and the Debtor as Lessee. RA #401 894^^
(1) HP E44208 S/N: MY4 1000107

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Axsys Technologies, Inc.	CA	SOS	Manufacturer and Dealer Services LLC	UCC No: 0118060133 File Date: 6/25/01	1 Genie GS-1930 Scissor Lift
Axsys Technologies, Inc.	CA	San Diego	General Electric Capital Corporation

UCC No: 1997-0382861
File Date: 8/11/97
Amend: 2001 0025747
File Date: 1/17/01
State: none
Fed: none
Judg: none
Fixt: none

NOTE: Filing appears to have lapsed, however an amendment was accepted for it after lapse date.

All electronic manufacturing equipment more fully described on Collateral Schedule No. 003 attached hereto and made a part hereof. Including all other attachments, accessories, additions, replacements and substitutions and proceeds now or hereafter attached hereto. Equipment currently located at: Vernitron Corporation, 1601 Precision Park Lane, San Diego, CA 92173 (See Collateral Schedule No. 003)

Axsys Technologies, Inc.	CT	SOS	General Electric Capital Corporation	UCC No: 0002043692 File Date: 1/3/01	Collateral listed in Schedule No. 10

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Axsys Technologies, Inc.	CT	SOS	General Electric Capital Corporation	UCC No: 0002044443 File Date: 1/8/01

(1) One Republic Lagun Five PT 70X120 30HP Manual Lathe
(1) One Variable Speed Headstock
(1) One Constant Surface Speed w/ Anilam Wizard 450-L/IO 2 with 2 Axis Digital Readout
(1) One P4 Bearings
(1) One Special Gearing to Allow for .0009 IPR Crossfeed
(1) One Face Plarte

Axsys Technologies, Inc.	CT	SOS	General Electric Capital Corporation	UCC No: 0002051290 File Date: 2/14/01	See Collateral Schedule Nos. 1, 2, and 3
Axsys Technologies, Inc.	NJ	SOS	General Electric Capital Corporation	UCC No: 1869786 File Date: 11/2/98

Yr 1998, Model 1200, SN 980034, Optimum Flycutting Machine System including: HD Bridge Type, Upper Enclosures, Tool/Air Lube System

Yr 1998, Model MiniFIZ-100P-HR, SN 55-602 & 86-261, Phase Measuring Interferometer including Transmission Flat

Yr 1998, Model 1600CM, SN USB-9303906, Hewlett Packard Printer

Axsys Technologies, Inc.	NJ	SOS	General Electric Capital Corporation	UCC No: 1891389 File Date: 2/6/99

(1) Nanoform 600 with Ultrapath CNC, Serial number: 980035 with various features
(1) Enviromental Temperature Control
(1) Ultracomp, Amplifier & Probe
(1) Ultracomp Mount, Diamond Turning
(1) Auto Balancing Software
(1) Integrated Gage Amp., UPIL, ISA
(1) Tool Air/Lube System, BIJUR

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Axsys Technologies, Inc.	NJ	SOS	General Electric Capital Corporation	UCC No: 1898193 File Date: 4/6/99

(1) One Planer Type Horizontal Boring & Milling Machine with Tosnuc 888, s/ns: P025286, 130263, mfg.#: 4I5H29
(6) Six Support Plate 1/2" x 2" x 10.8"
(22) Twenty-two 0.7" x 4.9" x 7.1" Plate
(22) Twenty-two Foundation Collar 1.6" Dia.
(10) Ten Support Bar 2.6" x 15.7"
(2) Two Support Plate 1/2" x 14" x 16.8"
(1) One 6288-8176 (6298-8763)
(22) Twenty-two LL-22 Level Line Mounts
(1) One Spindle Coolant Tank
(1) One Primary Spindle Coolant Tank

Axsys Technologies, Inc.	NJ	SOS	General Electric Capital Corporation	UCC No: 1916014 File Date: 7/2/99

(l)1999 Tschuden 61170  1989 Model 610 Cylindrical Grinder equipped with (1) 5-  C Drawbar, (2) Diamond Dressers, (3) Chucks, (1) Small Mag Chuck, (40) Assorted Centers, (1) Wheel Blancey w/ (2) Arbors, (10) Grinding Wheels w/ (1) I.D. Spindle,  Mandrels & Collets, (2) Extra Belts, (1) Box Assorted  Tooling

(1) 1999 Machining Time Savers 17128 1999 30"x l6"x20" Vertical Maching Center, (1) Rotary Table Hrt 160, (1) 4th Axis Drive and Wiring, (1) Programmable Coolant Nozzle, (1) Expanded Memory to 8,250 ft, (1) 3.5 Floppy Disc Drive & Interface, (1) Chip Conveyor, auger Style

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Axsys Technologies, Inc.	NJ	SOS	Newcourt Leasing Corporation	UCC No: 2034982 File Date: 4/4/01

(1) Ricoh 550 Copier, Model 550, SN A9049120463

Note: This transaction is a true lease and is not intended by the parties as a secured transaction. Filing is only intended to make the true lease a matter of public record. The lessor is the owner of such property including all accessories, attachments, additions and any substitutions of similar equipment types, and the lessee has no rights, express or implied to sell, exchange, emcumber or otherwise dispose of such property
Equipment/Lease No: 300-0010958-000

Speedring, Inc.	AL	SOS	The Cit Group/Equipment Financing, Inc.	UCC No: B94-19866 File Date: 6/1/94 State: none Fed: none Judg:	I Mazak MP 625 w/Gantry SN-110730 With all attachments, replacement parts, substitutions, additions, repairs and accessories incorporated therein and/or affixed thereto
Speedring, Inc.	AL	SOS	The Cit Group/Equipment Financing, Inc. Mazak Corporation	UCC No: B94-19867 File Date: 2/23/99 State: none Fed: none	1-Monarch NC Mill SN 80630 1 Sonic Mill SN-SM4364 Including all substitutions, additions, attachments, replacements, accessions and the proceeds of all of the foregoing.
Speedring, Inc.	AL	SOS	M&I First National Leasing Corporation	UCC No: B96-28509 File Date: 3/5/01 State: none Fed: none	One (1) new Mori Seiki Vertical Machining Center model MV-55/50 with Fanuc MF-MG CNC Control.

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Speedring, Inc.	AL	SOS	General Electric Capital Corporation	UCC No: B99- 14773 File Date: 4/7/99 State: none Fed: none

(1) One Planer Type Horizontal Boring & Milling
Machine with Tosnuc 888, s/ns: P025286, 130263, mfg.#: 415H29
(6) Six Support Plate 1/2" x 2" x 10.8"
(22) Twenty-two 0.7" x 4.9" x 7.1" Plate
(22) Twenty-two Foundation Collar 1.6" Dia.
(10) Ten Support Bar 2.6" x 15.7"
(2) Two Support Plate 1/2" x 14" x 16.8"
(1) One 6288-8376 (6298-8763)
(22) Twenty-two LL-22 Level Line Mounts
(1) One Spindle Coolant Tank
(1) One Primary Spindle Coolant Tank

Speedring, Inc.	AL	SOS	CNC Design & Electronics, Inc.	UCC No: B 1999- 23651 File Date: 6/2/99 State: none Fed: none	B6FC Bedmill - S/N B6FC-317 w/ Centroid Control #6477 and Accessories Purchase Money Security Interest
Speedring, Inc.	AL	SOS	General Electric Capital Corporation	UCC No:B2001- 00488 File Date: 1/5/01 State: none Fed: none

(1) One Republic Lagun Five PT 70X120 30HP Manual
Lathe s/ns: 70122905205
(1) One Variable Speed Headstock
(1) One Constant Surface Speed w/ Anilam Wizard 450-L/IO 2 with 2 Axis Digital Readout
(1) One P4 Bearings
(1) One Special Gearing to Allow for .0009 IPR Crossfeed
(1) One Face Plarte

Speedring, Inc.	AL	Cullman	First Union Commercial Corporation	UCC No: 222541 File Date: 3/28/02	See Exhibit A
Speedring, Inc.	AL	Cullman	First Union Commercial Corporation	UCC No: 222766 File Date: 5/29/02	See Exhibit A

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Speedring, Inc.	AL	Cullman	First Union Commercial Corporation	UCC No:2239l3 File Date: 5/1/03	See Exhibit A
Speedring Systems, Inc.	DE	SOS	General Electric Capital Corporation	UCC No: 31226292 File Date: 4/30/03

Yr 1998, Model 1200, SN 980034, Optimum Flycutting Machine System including: HD Bridge Type, Upper Enclosures, Tool/Air Lube System

Yr 1998, Model MiniFlZ-lOOP-HR, SN 55-602 & 86-261, Phase Measuring Interferometer including Transmission Flat

Yr 1998, Model 1600CM, SN USB-9303906, Hewlett Packard Printer

Speedring Systems, Inc.	DE	SOS	General Electric Capital Corporation	UCC No: 32103516 File Date: 8/13/03

(1) Nanoform 600 with Ultrapath CNC, Serial number: 980035 with various features
(1) Enviromental Temperature Control
(1) Ultracomp, Amplifier & Probe
(1) Ultracomp Mount, Diamond Turning
(1) Auto Balancing Software
(1) Integrated Gage Amp., UPIL, ISA
(1) Tool Air/Lube System, BIJUR

Speedring Systems, Inc.	DE	SOS	The Cit Group/Equipment Financing, Inc.	UCC No: 32185109 File Date: 8/21/03	Collateral listed on Financing Statement Addendum

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Speedring Systems, Inc.	DE	SOS	General Electric Capital Corporation	UCC No: 32642745 File Date: 10/9/03

(1) One Planer Type Horizontal Boring & Milling Machine with Tosnuc 888, s/ns: P025286, 130263, mfg.#: 415H29
(6) Six Support Plate 1/2" x 2" x 10.8"
(22) Twenty-two 0.7" x 4.9" x 7.1" Plate
(22) Twenty-two Foundation Collar 1.6" Dia.
(10) Ten Support Bar 2.6" x 15.7"
 (2) Two Support Plate 1/2" x 14" x 16.8"
(1) One 6288-8176 (6298-8763)
(22) Twenty-two LL-22 Level Line Mounts
(1) One Spindle Coolant Tank
(1) One Primary Spindle Coolant Tank

Speedring Systems, Inc.	MI	SOS	General Electric Capital Corporation	UCC No: 98574B File Date: 11/2/98 State: none Fed: none

Yr 1998, Model 1200, SN 980034, Optimum Frycutting Machine System including: HD Bridge Type, Upper Enclosures, Tool/Air Lube System

Yr 1998, Model MiniFIZ-100P-HR, SN 55-602 & 86-261, Phase Measuring Interferometer including Transmission Flat

Yr 1998, Model 1600CM, SN USB-9303906, Hewlett Packard Printer

Speedring Systems, Inc.	MI	SOS	General Electric Capital Corporation	UCCNo:01466C File Date: 2/26/99 State: none Fed: none

(1) Nanoform 600 with Ultrapath CNC, Serial number: 980035 with various features
(1) Enviromental Temperature Control
(1) Ultracomp, Amplifier & Probe
(1) Ultracomp Mount, Diamond Turning
(1) Auto Balancing Software
(1) Integrated Gage Amp., UP1L, ISA
(1) Tool Air/Lube System, BIJUR

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Speedring Systems, Inc.	Ml	SOS	Newcourt Financial Technology Rentals & Services	UCC No: D516346 File Date: 5/11/99	(1) Tek/TDS3034 - 4CH, 300 MHZ DPO SN# 913513/B010211 (1) Tek/TDS3GM - RS232 GPIB Module SN# 905976/NSN
Speedring Systems, Inc.	MI	SOS	Newcourt Financial Technology Rentals & Services	UCC No: D529779 File Date: 6/11/99	(1) Tek/TDS794D - 4CH, 2GZ, Scope W/ 2)P5339A, 1)P6217, 1)P6247, 1M, R5, C5
Speedring Systems, Inc.	MI	SOS	Ervin Leasing Company	UCC No: D605483 File Date: 1/6/00	1 Konica 7150 Copier - SN 55NE09142
Speedring Systems, Inc.	MI	SOS	Ervin Leasing Company	UCC No: D733082 File Date: 1/16/01	1 Konica 7020 w/ Finisher SN 26NE07967
Speedring Systems, Inc.	MI	SOS	Ervin Leasing Company	UCC No: D734204 File Date: 1/18/01	1 Konica 7020 Copier with Finisher SN 26NE02025
Speedring Systems, Inc.	MI	SOS	Ervin Leasing Company	UCC No: D745076 File Date: 2/16/01	1 Konica 9660 Fax Machine SN 004C1016956
Speedring Systems, Inc. Additional Debtor: Axsys Technologies Imaging Systems	MI	SOS	Ervin Leasing Company	UCC No: 2003162513-0 File Date: 8/26/03	1 Konica 7022 Copier S/N 26WE13865

NAME	STATE	JURISDICTION	SECURED PARTY	UCC FILE NO. FILE DATE	COLLATERAL DESCRIPTION
Speedring Systems, Inc. Additional Debtor: Axsys Technologies Imaging Systems	MI	SOS	Ervin Leasing Company	UCC No: 2003211192-8 File Date: 11/4/03	1 Konica 8020 Copier S/N 65FE00793
Telic Optics, Inc.	MA	SOS	Middlesex Savings Bank	UCC No: 506754 File Date: 10/28/97 Cont: 200211235400 File Date: 5/1/02 State: none	One Zygo Growth Potential Interferometer 4" Horizontal System - #6500-0434-06
Telic Optics, Inc.	MA	SOS	Middlesex Savings Bank	UCC No: 563828 File Date: 7/13/98 Cont: 200317698280 File Date: 1/16/03 State: none	(1) Nanoform 200 - P/N A02173 - S/N 980-032

Schedule 5.1(n)(xvi)

Self-funded Welfare Plans

1.                                       None.

Schedule 5. l(n)(xvi)

Plans investing in Insurance Products

1.                                       None.

Schedule 5.1(p)(i)

Real Property Owned by Each Obligor

1.                                       Speeding, Inc. (d/b/a Axsys Technologies Precision Machined Products)
6717 AL Highway 157
Cullman, AL 35057

Schedule 5.1(p)(ii)

Real Property Leased by Each Obligor

See attached.

Axsys Technologies, Inc.

March 19, 2004

Re:                               Fleet National Bank Loan
Documents request dated: March 16, 2004

Item # 7:

Location:	Axsys Technologies, Inc. 175 Capital Blvd, Suite 103 Rocky Hill, CT 06067

Status:	Leased

Owner & Lessor:	New Boston 175 Capital Boulevard, LLC c/o New Boston Management Services, Inc. 100 Pearl Street Hartford, CT 06103

Location:	Axsys Technologies Motion Control Products 7603 Saint Andrews Ave, Suite H San Diego, CA 92154

Status:	Leased

Owner & Lessor:	ARI San Diego Distribution Center LLC and CB Richard Ellis, Inc 4365 Executive Drive, Suite 900 San Diego, CA 92121

Location:	AST Bearings 115 Main Road Montville, NJ 07045

Status:	Leased

Owner & Lessor:	Woodmont Properties Main Road LLC 119 Cherry Hill Road, Suite 110 Parsippany, NJ 07054

Location:	AST Bearings 3A Farraday Irvine, CA 92618

Status:	Leased

Owner & Lessor:	John C. Thomson c/o Stadium Properties 3151 Airway Ave H-3 Costa Mesa, CA 92626

Location:	Speedring, Inc d/b/a Axsys Technologies Precision Machined Products 6717 AL Highway 157 Cullman, AL 35057

Status:	Owned

Lessor:	N/A

Location:	Speedring Systems, Inc. d/b/a Axsys Technologies Imaging Systems 2909 Waterview Drive Rochester Hills, MI 48306

Status:	Leased

Owner & Lessor:	Joel Nosanchuk P.O. Box 668 Bloomfield Hills, MI 48303-0668

Schedule 5.1(s)

Collective Bargaining Agreements

None.

Schedule 5.1(v)

Other Affiliates of each Obligor

1.                                       Stephen Bershad, Chief Executive Officer of Axsys.

Schedule 5.1(dd)

Insurance

See attached.

AXSYS TECHNOLOGIES, INC.

Summary of Insurance Coverages in Effect as of March 19, 2004

RC Knox & Company

Company		Policy Number	Policy Period	Annual Premium
Liberty Mutual Insurance Company		FLCZ91430844013	6/17/03-04	$103,722

PROPERTY COVERAGE

Principal Limits:	$68,873,000	Buildings and Business Personal Property
	38,392,000	Loss of Income
	2,500,000	Additional Expense
	50,000,000	Flood except as noted in policy
	50,000,000	Earthquake excluding any location in California
	2,500,000	Real & Personal Property at each New Location
	2,500,000	Real & Personal Property at each Unscheduled Location
	100,000	Deductible

Equipment Breakdown Including Production Machinery)

	$100,000,000	Property Damage and Loss of Income

	2,500,000	Additional Expense
	100,000	Deductible

THIS SUMMARY OF INSURANCE IS AN OVERVIEW OF YOUR INSURANCE PROGRAM AND DOES NOT CHANGE THE FORMS OR CONDITIONS OF THE ACTUAL POLICIES. YOU MUST REFER TO YOUR POLICIES FOR FULL TERMS, CONDITIONS AND EXCLUSIONS.

AXSYS Technologies, Inc.

Summary of Insurance Coverages in Effect as of 3/19/2004

RC Knox & Company

Company		Policy Number	Policy Period	Annual Premium

The Travelers		TJ-GLSA-473D8575-TIL-03	11/1/03-04	$98,882	*

GENERAL LIABILITY				15,000	Loss Fund
$13,882

Limits:	$1,000,000	Each Occurrence

	1,000,000	Personal & Advertising Injury

	100,000	Fire Damage
	5,000	Medical Expense
	2,000,000	General Aggregate “Per Project”
	2,000,000	Products & Completed Operations
	1,000,000	Employee Benefits - 1,000 Deductible (Each Employee)

*subject to retrospective adjustment

2

Company		Policy Number	Policy Period	Annual Premium

Travelers		TJ-CAP-473D8587-TIL-03	11/1/03-04	$12,461

COMMERCIAL AUTO

Composite Rate – Based - on 4 Units

Limits:	$1,000,000	Liability (Including Hired/Non-Owned)
	500	Comprehensive Deductible
	500	Collision Deductible
	1,000,000	Uninsured Motorists
	Included	Drive Other Car
(All Employee-Assigned Autos)
	5,000	Auto Medical Payments
$ 40 Per Day/30 Days Rental Reimbursement
Hired Car Physical Damage:
	$30,000	Comprehensive / $500 Deductible
	$30,000	Collision / $500 Deductible

3

Company	Policy Number	Policy Period	Annual Premium

Travelers	TRJUB-186K594-8-03	11/01/03-04	$245,367	*

WORKERS’ COMPENSATION (RETROSPECTIVE RATING PLAN)			207,000	Loss Fund
			$455,893

Coverage A:	Statutory

Coverage B:	Employer’s Liability Limits

	$1,000,000	Bodily Injury by Accident (Each Accident)
	1,000,000	Bodily Injury by Disease (Policy Limit)
	1,000,000	Bodily Injury by Disease (Each Employee)

*subject to retrospective adjustment

National Union (AIG)	BE4916630	11/01/03-11/01/04	$84,465

EXCESS LIABILITY

Limits:	$25,000,000	Each Occurrence
	25,000,000	Other Aggregate
	25,000,000	Products Aggregate
	$10,000	Retention

4

Company	Policy Number	Policy Period	Annual Premium

Executive Risk	8168-2703	6/17/03-04	$115,000

DIRECTORS & OFFICERS LIABILITY

Limits:	$7,500,000	Maximum Aggregate for All Claims
	0	Each Insured Person Retention
	100,000	Each Claim Retention

Retroactive Date:	12/17/82

Travelers Insurance Company	104065914	6/17/03-04	$20,000

EXCESS D&O – PART A only

Limit:	$2,500,000	Maximum Aggregate for All Claims but only for loss not indemnified by Axsys

Retroactive Date:	06/17/03

5

Company	Policy Number	Policy Period	Annual Premium

Executive Risk	81516096	6/17/03-04	$6,500

PENSION WELFARE BENEFIT PLAN FIDUCIARIES & PLAN ADMINISTRATORS INSURANCE

Limits:	$3,000,000	Aggregate
	0	Retention

Retroactive Date:	Existing Date of Incorporation Sponsor Organization

Crime Section		$15,070

Limits:	$5,000,000	Employee Theft
	5,000,000	Depositors Forgery
	5,000,000	Loss on Premise/Loss Outside Premises
	5,000,000	Transit
	5,000,000	Computer Fraud & Funds Transfer
	100,000	Credit Card Forgery ($0 deductible)

Deductibles:	$25,000	Applies to Above Except Credit Card Forgery

Pacific insurance Company Ltd.	ZG0021266	6/17/03-04	$27,844

DIC COVERAGE (Including California Earthquake and Flood)			(Including Tax & Fees)

Limit:	$5,000,000	Per Occurrence and Aggregate

Deductibles:	5%	Per Schedule (on file with company)
	25,000	All Other Perils

6

Company	Policy Number	Policy Period	Annual Premium

United National Insurance Company	IMZ 30050	6/17/03-04	$6,545
		(Including Tax & Fees)

DIC COVERAGE (Including California Earthquake and Flood)

Limits:	$2,500,000 Excess of $5,000,000
	Follow Form of Pacific Insurance Company Policy

Sirius International	NLC 20586	6/17/03-04	$6,545
		(Including Tax & Fees)

DIC COVERAGE	$2,500,000 part of $5,000,000 and excess of Pacific Insurance

Hudson Insurance Company	HD1326	6/17/03-04	$11,320
		(including Tax & Fees)

DIC COVERAGE

Limits:	$5,500,000 Part of $8,500,000 and Excess of United National Insurance Company

Ace Syndicate	ACE20373	6/17/03-04	$6,288

DIC COVERAGE

Limits:	$3,000,000 Part of $8,500,000 Excess of United National Insurance Company

7

Company	Policy Number	Policy Period	Annual Premium

Associated Aviation Underwriters	APG607718AAAU	1/28/04-05	$59,860

AVIATION PRODUCTS – COMPLETED OPERATIONS & GROUNDING LIABILITY COVERAGE

Limits:	$ 25,000,000	Aggregate
Products/Completed	25,000,000	Each Occurrence & Aggregate
Operations:
Grounding:	25,000,000	Each Grounding & Aggregate

Hartford Life Insurance Co.	ETB111812	10/15/02-05	$5,648

GROUP TRAVEL ACCIDENT POLICY

Officers, President,	$ 500,000	Benefit Accidental Death
General Managers (Class I)		Dismemberment
Active Full Time	250,000	Benefit Accidental Death
Employees		Dismemberment
Salaried $50,000 & above (Class II)
Active Full Time	100,000	Benefit Accidental Death
Employees		Dismemberment
Salaried Less than $50,000

8

Schedule 5.1(w)

Environmental Matters

Environmental Claims/Remediation

Axsys has been identified as a potentially responsible party (“PRP”) under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) with respect to third-party waste disposal sites.

Pursuant to a remedial plan approved by the Ohio Environmental Protection Agency (“Ohio EPA”) in 1993, Axsys investigated soils and groundwater at a site formerly owned by a division of Axsys, and has conducted certain remedial work at this site including soil removal. Axsys has incurred costs of $182,000 in 2003 and approximately $782,000 to date. We received the approval of the Ohio EPA for an alternate closure plan related to this site. As of September 7, 2003, installation of the remediation system was in progress. We anticipate that actual expenditures will be incurred over a period of several years. As of December 31, 2003, Axsys has accrued $280,000 for expenses related to this site.

During 1999, Axsys sold the land and building of a previously discontinued Sensor Systems division in St. Petersburg, Florida. We conducted investigations of soil and groundwater at the former facility and received approval of the remedial action plan from the Florida Department of Environmental Protection. During the second quarter of 2003, we installed the remediation systems and have begun the clean up of the site. In 2003, we spent $276,000 on the clean up of this facility and have incurred approximately $629,000 to date. As of December 2003, Axsys has accrued $436,000 for expenses related to this site.

On December 21, 2001, Axsys received a letter from the United States Environmental Protection Agency (“EPA”) notifying us that we are considered to be a potentially responsible party at a site located in Prospect, Connecticut, which until 1978 was owned by a former subsidiary. The letter also demanded payment of approximately $25,000 in past response costs and unspecified future costs. Although we may be obligated under CERCLA for contributions towards response costs incurred as a result of alleged releases of hazardous substances at the site, we are still investigating our responsibilities to the site. In addition, it is our policy to accrue environmental cleanup related costs when those costs are believed to be probable and can be reasonably estimated. The quantification of environmental exposure, if any, with respect to this site requires an assessment of many factors, including the quality of information available, the assessment stage of each investigation, preliminary findings and the length of time involved in remediation. As Axsys has not determined if any liability exists, a meaningful range of exposure cannot be estimated. Axsys has responded to the EPA’s demand and received a response in March of 2004 requesting additional information. Axsys intends to reply to the EPA in April 2004.

On February 12, 1991, the EPA commenced an action against Axsys (formerly Vernitron), EDO Corporation and two other defendants. The EPA determined that the defendants were liable under CERCLA for costs incurred by the EPA in response to environmental conditions at the Kellogg-Deering well Field Superfund site in Norwalk, Connecticut and ordered the defendants to remediate the site.

It was determined that EDO Corporation was the primary responsible party with Axsys’ pro rata share being 6.25% of the costs. The remediation of the site was completed between 1995-2000 and monitoring and maintenance continuing until 2025. Based on estimates received from EDO Corporate in February of 2004, the total costs for 2004-2025 are estimated to be $1,845,000 with Axsys’ pro rata share being approximately $115,000.

Schedule A

List of Selling Shareholders

1.                                       James W. Howard

2.                                       Ronald D. Stern

3.                                       Irving Lowe